As filed with the Securities and Exchange Commission on June 17, 2002

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

        FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 IBX Group, Inc.
                                 ---------------
                 (Name of small business issuer in its charter)

                                     Florida
                                     -------
                            (State or jurisdiction of
                         incorporation or organization)

                                      7374
                                      ----
                          (Primary Standard Industrial
                           Classification Code Number)

                                   65-0969433
                                   ----------
                        (IRS Employer Identification No.)

    350 Northwest 12th Avenue; Deerfield Beach, Florida 33442; (561) 998-3020
    -------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

            350 Northwest 12th Avenue; Deerfield Beach, Florida 33442
            ---------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                               Evan R. Brovenick;
    350 Northwest 12th Avenue; Deerfield Beach, Florida 33442; (561) 998-3020
    -------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                 with copies to:
                                Michael D. Karsch
                            Sachs, Sax & Klein, P.A.
                                 301 Yamato Road
                            Boca Raton, Florida 33431
                                 (561) 994-4499

Approximate date of proposed sale to the public:

Immediately after the Commission declares this registration statement effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------- ------------------------ ------------------- --------------------- -----------------
Title of each class                            Proposed            Proposed
of securities         Amount to                maximum offering    maximum aggregate     Amount of
to be registered      be registered            price per unit      offering price        registration fee
--------------------- ------------------------ ------------------- --------------------- -----------------
Common Stock          9,575,000 shares (1)     $.10                $957,500                    $88
--------------------- ------------------------ ------------------- --------------------- -----------------
Common Stock          10,000,000 shares (2)    $.20                $2,000,000                  184
--------------------- ------------------------ ------------------- --------------------- -----------------
Common Stock          2,000,000 shares (3)     $.10                $200,000                     18
--------------------- ------------------------ ------------------- --------------------- -----------------
Common Stock          2,000,000 shares (4)     $.20                $400,000                     36
--------------------- ------------------------ ------------------- --------------------- -----------------
Common Stock          9,575,000 shares (5)     $.10                $957,500                     88
--------------------- ------------------------ ------------------- --------------------- -----------------
Common Stock          10,000,000 shares (6)    $.20                $2,000,000                  184
--------------------- ------------------------ ------------------- --------------------- -----------------
Common Stock          250,000 shares (7)       $.50                $125,000                     12
--------------------- ------------------------ ------------------- --------------------- -----------------
Common Stock          4,145,880 shares (8)     $.27                $1,119,388(8)               103
--------------------- ------------------------ ------------------- --------------------- -----------------
Total                 47,545,880                                                               $713
--------------------- ------------------------ ------------------- --------------------- -----------------

(1) Issuable upon the exercise of Class A Warrants issued in a private placement in December 2001.

(2) Issuable upon the exercise of Class B Warrants issued in a private placement in December 2001.

(3) Issuable upon exercise of outstanding Class C Warrants.

(4) Issuable upon exercise of outstanding Class D Warrants

(5) Issuable upon exercise of outstanding Class E Warrants

(6) Issuable upon exercise of outstanding Class F Warrants

(7) Issuable upon exercise out outstanding warrants.

(8) Registered for resale on behalf of selling shareholders.

(9) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the average of the high and low sale price of the common stock as reported on the OTC Bulletin Board on June 7, 2002

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

             Prospectus (Subject to completion) Dated June __, 2002

                                 IBX Group, Inc.

                        47,545,880 Shares of Common Stock

         This prospectus relates to 47,545,880 shares of our common stock that may be offered by certain selling security holders, which includes 43,400,000 shares of our common stock issuable upon the exercise of currently outstanding warrants.

         Our common stock is traded on the "OTC Bulletin Board" under the symbol "IBXG" On June 7, 2002, the last sale price of our common stock was $.27.

         We will not receive any funds from distribution of the shares of common stock offered by this prospectus but will receive $6,640,000 if all of the warrants are exercised.

         The shares may be offered in transactions on the OTC Bulletin Board, in negotiated transactions, or through a combination of such methods of distribution at prices relating to the prevailing market prices or at negotiated prices. No commissions or discounts are being paid or allowed in conjunction with this distribution.

         The purchase of our common stock involves a high degree of risk. You should purchase the shares only if you can afford a complete loss of your investment. Please see "Risk Factors" beginning on page 5.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 IBX GROUP, INC.

                                TABLE OF CONTENTS

Item                                                                        Page
----                                                                        ----
Prospectus Summary .........................................................   3

Risk Factors ...............................................................   5

Use of Proceeds ............................................................   9

Market Price of Our Common Stock ...........................................   9

Capitalization .............................................................  10

Management's Discussion and Analysis and Plan of Operation .................  11

Business ...................................................................  15

Management .................................................................  22

Certain Relationships and Related Transactions .............................  24

Principal Shareholders .....................................................  25

Selling Shareholders .......................................................  26

Description of Securities ..................................................  27

Plan of Distribution .......................................................  32

Legal Matters ..............................................................  33

Experts ....................................................................  33

Where You Can Find Additional Information ..................................  33

Index to Financial Statements .............................................. F-1

         Until ____________, 2002 (90 days after the commencement of this offering), all dealers that buy, sell or trade our securities may b e required to deliver a prospectus.

                               PROSPECTUS SUMMARY

                                  OUR BUSINESS

         We offer business-to-business medical practice management solutions to healthcare professionals that are designed to contain and control costs as well as improve the quality of administrative workflow. Our applications automate and streamline business processes to facilitate real-time interaction among various healthcare participants. We use Internet communications technology to deliver value-added services to healthcare professionals, hospitals, clinics and ancillary service providers. We have established a flexible, low-cost network infrastructure. These services and applications allow the physicians access to critical information and create a highly secure, virtual private network without limitations on location and scale.

         During the last two years, we significantly expended our capabilities. We devoted significant resources towards developing various strategic partners and opportunities to better address the needs of the healthcare marketplace. We also expended a great deal of effort and expense on the development of additional software applications. These investments in our product development and infrastructure resulted in significant expenditures and we are now starting to recognize new revenue from these initiatives.

         We provide our clients in the healthcare industry with a combination of administrative services and technology development, including but not limited to physicians practice management, billing and collections, network services and software application development. Our current business focus is on specialty physicians practices, hospital-based medical services organizations and ancillary diagnostic facilities. All of the software products and services are distributed via the application services provider or ASP model with data servers located in our data center in Deerfield Beach, Florida. Our current core services involve accounts receivable management and the delivery of powerful information management systems. Our in-house development capability allows us to provide technology tools directly to the clients.

         We are focusing on deploying our traditional management services, as well as capitalizing on new opportunities to provide accounts receivable services for physician hospital organizations. We are also concentrating on our electronic medical records management service and our consumer-oriented online medical information services that will be available worldwide.

         In June 2002, we entered into a non-binding letter of intent to acquire a physical therapy and rehabilitation business with 47 facilities and an institutional pharmacy business from CyberCare, Inc. The total purchase price is approximately $7 million. The letter of intent is subject to due diligence and arranging financing and the parties agreed to attempt to complete the transaction within 60 days.

                                   OUR HISTORY

         IBX Group, Inc. was organized under the laws of the State of Florida in July 1997 as Vidkid Distribution, Inc. to own, distribute and produce children's intellectual properties. In February 2001, we were spun-off from our parent company, emailthatpays.com, Inc. On September 25, 2001, Vidkid acquired all of the outstanding capital stock of Primed Technologies, Inc., a Florida corporation in a stock-for stock exchange. Primed was organized under the laws of the State of Florida on February 4, 1999 as a limited liability company and reorganized as a corporation on January 1, 2000. Primed's shareholders Evan Brovenick and David Blechman, received 11,550,000 shares or approximately 81% of the outstanding common stock of Vidkid on a fully diluted basis. Vidkid's name was changed to IBX Group, Inc. On January 4, 2002, our stock started trading on the OTC Bulletin Board on under the symbol IBXG.

         Our address is 350 Northwest 12th Avenue; Deerfield Beach, Florida 33433, our telephone number (561) 998-3020 and our website is www.ibxtech.com.

                                  THE OFFERING

Common stock offered by selling shareholders            47,545,880 shares

Common Stock Outstanding:
         Prior to the offering                          37,983,380 shares
         After the offering                             81,383,380 shares

The above numbers assume the exercise of all 43,400,000 warrants that are currently outstanding, including conversion of shares of preferred stock issuable upon certain of these warrants.

                             SUMMARY FINANCIAL DATA

Statement of Income Data:

                         Year ended December 31,    Three months ended March 31,
                         ------------------------   ----------------------------
                            2001          2000           2002          2001
                         ----------    ----------     ----------    ----------
Total revenues ........  $1,885,322    $1,246,099     $  600,934    $  347,200
Loss from operations ..  (1,028,217)     (552,816)       (13,796)     (269,087)
Net loss ..............  (1,542,225)     (791,201)       (93,160)     (474,087)
Net loss per share ....        (.12)         (.07)          (.00)         (.04)
Weighted average common
outstanding shares ....  13,150,262    11,550,000     37,237,500    11,550,000


Balance Sheet Data
                                          December 31, 2001       March 31, 2002
                                          -----------------       --------------
Cash and cash equivalents .............          2,191                  17,663
Total assets ..........................        440,999                 756,431
Current liabilities ...................      2,999,253               3,400,810
Long-term debt, less current portion...         90,588                  87,588
Shareholders' deficit .................     (2,642,862)             (2,731,967)

                                  RISK FACTORS

         Our business involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our financial statements and the related notes. If any of the following risks actually occurs, our business, operating results, prospects or financial condition could be seriously harmed.

         WE HAVE HAD LOSSES FOR EACH OF THE LAST TWO YEARS AND MAY NOT HAVE INCOME THIS YEAR, WHICH HAS AFFECTED OUR WORKING CAPITAL. We had a loss of $1,542,255 in 2001, $791,201 in 2000 and $93,160 for the three months ended
March 31, 2002. We cannot assure you that we will have a profit this year or any future year. Due to these losses, we had a negative working capital of $2,870,224 at December 31, 2001 and $2,952,373 at March 31, 2002 and have continued to need cash for operations.

         OUR ACCOUNTANTS HAVE ISSUED A GOING CONCERN OPINION DUE TO THE LACK OF CAPITAL. Because of the uncertainties in its ability to satisfy its future capital needs, our auditors' report on its financial statements for the year ended December 31, 2001 contains an explanatory paragraph about its ability to continue as a going concern.

         WE NEED ADDITIONAL CAPITAL TO BE SUCCESSFUL, WHICH WILL POTENTIALLY DILUTE THE VALUE OF SHARES OF SHAREHOLDERS. We need substantial capital to execute our business plan. To finance our operations to date, we have relied almost entirely on private offerings of common stock and loans. The terms on which we obtains additional financing, including the exercise of the outstanding warrants may dilute the existing shareholders investments, or otherwise adversely affect its position. It is also possible that we will be unable to obtain the additional funding we need as and when we need it. If we were unable to obtain additional funding as and when needed, we could be forced to curtail our operations.

         OUR ASSETS ARE SUBJECT TO A LIEN AND MAY BECOME SUBJECT TO AN IRS LIEN, AND IF JUDGMENTS ARE ENTERED AND ENFORCED, IT MAY SHUT DOWN OUR OPERATIONS. We have granted a lien on all of our assets in connection with a financing transaction that is currently in default. We also owe the IRS for payroll taxes and have defaulted in our payment agreement for lack of funds. Unless we are successful in repaying or renegotiating these obligations, our business may be shut down if these creditors are able to collect on their judgments.

            THERE ARE MANY COMPETITORS IN THE OUR MARKETS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST THEM. There are many companies that use the Internet to provide administrative services to the healthcare industry. Most of these companies compete with us for hospitals and medical practices, which are our primary customers. We expect competition to continue to increase as there are no substantial barriers to entry in our market. Increased competition could result in reductions in the fees we receive for our services, lower margins or loss of clients. Any of these occurrences could materially and adversely affect our business, financial condition and results of operations. Competition is also likely to increase significantly, not only as new entities enter the market, but also as current competitors expand their services.

            Our ability to compete depends on a number of factors, many of which are outside of our control. These factors include ease of use, timing and market acceptance of new and enhanced services, and level of sales and marketing efforts.

            Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, existing relationships with pharmaceutical and other healthcare companies and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies. Our competitors may develop services that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. We may not be able to compete successfully or competitive pressures may have a material adverse effect on our business, results of operations and financial condition.

         OUR GROWTH DEPENDS IN PART ON OUR ABILITY TO GROW OUR DIRECT SALES FORCE. Our future growth depends upon the ability of our direct sales force to develop customer relationships and increase sales. Our ability to increase sales will depend on our ability to recruit, train and retain quality sales people who are able to target potential customers' senior management, and who can productively generate and service large accounts.

         There is a shortage of the qualified sales personnel we need and competition for qualified personnel is intense. In addition, it will take time for new sales personnel to achieve full productivity. If we are unable to hire or retain qualified sales personnel, or if newly hired sales personnel fail to develop the necessary skills or to reach productivity when anticipated, we may not be able to increase the sales of its products.

         WE OWE BACK PAYROLL TAXES TO THE INTERNAL REVENUE SERVICE. We have not paid all of our past due payroll taxes due to our cash flow problems. Further, we breached our obligation with the Internal Revenue Service under a negotiated settlement agreement. If we cannot come to terms with the Internal Revenue Service, the Internal Revenue Service has the power to seize our assets. Should this happen, investors will lose their entire investment.

         OUR SYSTEMS, PROCEDURES OR CONTROLS MAY NOT BE ADEQUATE TO SUPPORT OUR OPERATIONS AS THEY EXPAND. Any future growth will impose significant added responsibilities on members of senior management, including the need to identify recruit and integrate new senior level managers and executives. There can be no assurance that we will be identify or retain additional management. To the extent that we are unable to manage our growth efficiently and effectively, or are unable to attract and retain qualified management, our business, financial condition and results of operations could be materially adversely affected.

         OUR BUSINESS HAS BEEN CONCENTRATED WITH A FEW CUSTOMERS AND SUPPLIERS. For the year ended December 31, 2001,our three largest customers accounted for an aggregate of 63% of sales and 78% of accounts receivable. Consequently, our success is materially dependent on our relationship with these customers and their continued viability. We are also reliant on a single vendor for the majority of our software development activities, consequently, our success is materially dependent on its relationship with this vendor and its continued viability.

         OUR SUCCESS IS BASED ON INCREASING DEMAND FOR OUR PRODUCTS AND SERVICES. We depend on the continued demand for outsourcing of health information technology services, on the growing use of the Internet for healthcare commerce and communication and on favorable general economic conditions. We cannot assure you that our business strategy will be successful or that we will successfully address these risks or difficulties. If we should fail to adequately address any of these risks or difficulties, our business would likely suffer.

         WE LICENSE TECHNOLOGY FROM THIRD PARTY PROVIDERS AND FAILURE TO MAINTAIN THESE LICENSES COULD CAUSE US TO OFFER SOME OR ALL OF OUR PRODUCTS. We license technologies from third party software providers that are incorporated into our products. We anticipate that we will continue to license technologies from third parties in the future. The loss of these technologies or other third-party technologies could prevent sales of our products and increase our costs until substitute technologies, if available, are developed or identified, licensed and successfully integrated into our products. Even if substitute technologies are available, there can be no guarantee that we will be able to license these technologies on commercially reasonable terms, if at all.

         WE MUST KEEP UP WITH THE RAPID CHANGE IN TECHNOLOGY OR OUR PRODUCTS WILL BECOME OBSOLETE. We are heavily reliant on computer software and plan to merge the software technology with applications on the Internet whenever possible. Both the Internet and computer software are characterized by rapid technological change, changes in user and customer requirements, frequent new service or product introductions embodying new technologies and the emergence of new industry standards and practices that could render our product and proprietary technology obsolete.

Our performance will depend, in part, on our ability to continue to develop leading technologies, enhance existing services and software, develop new proprietary technology that addresses the increasingly sophisticated and varied needs of prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The further development of our proprietary technology entails significant technical and business risks. There can be no assurance that we will be successful in using new technologies effectively or adapting its current proprietary technology to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, or if our proprietary technology does not achieve market acceptance, then our business, results of operations and financial condition would be materially adversely affected.

         WE NEED TO INSURE THAT OUR CUSTOMER DATA THAT IS TRANSMITTED ONLINE IS SECURE. A significant part of our business is involves transmitting patient and other healthcare-related data online. Our customers are required to comply with federal and state regulations relating to this data. If a compromise of security were to occur, it could have a material adverse effect on our reputation, business, prospects, financial condition and results of operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. To the extent that our activities involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose it to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business, prospects, financial condition and results of operations.

         OUR PRINCIPAL SHAREHOLDERS AND MANAGEMENT CONTROL A MAJORITY OF OUR COMMON STOCK. Current management and our principal shareholders hold a majority of ours common stock and will be able to control our policies and elect all of the members of our board of directors regardless of the opinions or votes by other shareholders.

         WE RELY ON OUR SENIOR MANAGEMENT AND WILL BE HARMED IF ANY OR ALL OF THEM LEAVE. Our success is dependent on the efforts, experience and relationships of Evan R. Brovenick, David Blechman, Alvin Brovenick, and other essential staff. If any of these individuals become unable to continue in their role, our business or prospects could be adversely affected. Although we have entered into an employment agreement with each of our executive officers, we cannot assure you that such individuals will continue in their present capacity for any particular period of time.

            THERE IS ONLY A LIMITED PUBLIC MARKET FOR OUR SHARES, AND IF AN ACTIVE MARKET DOES NOT DEVELOP, INVESTORS MAY HAVE DIFFICULTY SELLING THEIR SHARES. There is a limited public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or how liquid that trading market might become. If a liquid trading market does not develop or is not sustained, it may be difficult for investors to sell shares of our common stock at a price that is attractive. As a result, an investment in our common stock may be illiquid and investors may not be able to liquidate their investment readily or at all when he/she desires to sell.

            FLUCTUATIONS IN OUR OPERATING RESULTS MAY ADVERSELY AFFECT OUR STOCK PRICE AND PURCHASERS OF OUR SHARES OF COMMON STOCK MAY LOSE ALL OR A PORTION OF THEIR INVESTMENT. Historically, there has been volatility in the market price for our common stock. Our quarterly operating results, changes in general conditions in the economy, the financial markets or the skin care industry, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:

o   the announcement or introduction of new products by us and our competitors;

o our ability to retain existing clients and attract new clients at a steady rate, and maintain client satisfaction;

o the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

o   government regulation; and

o general economic conditions and economic conditions specific to the healthcare industry.

         As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

         THE EXERCISE OF WARRANTS WILL BE DILUTIVE TO OUR EXISTING SHAREHOLDERS. We have outstanding options and warrants to purchase a total of 43,400,000 shares of our common stock at prices ranging between $ .10 to $.50 per share. We have included 43,400,000 shares of our common stock issuable upon exercise of these warrants in this prospectus which means that when the warrant is exercised, the holder may resell the common stock received on the exercise in the public market. The exercise of these warrants and options may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing shareholders.

         IF THE SELLING SHAREHOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE. It is possible that the selling shareholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

         BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR STOCK IS CONSIDERED A "PENNY STOCK" WHICH CAN ADVERSELY EFFECT ITS LIQUIDITY. OUR COMMON STOCK DOES NOT CURRENTLY QUALIFY FOR LISTING ON THE NASDAQ STOCK MARKET AND WE DO NOT FORESEE THAT WE WILL QUALIFY FOR SUCH A LISTING IN THE FORESEEABLE FUTURE. If our common stock continues to be quoted on the OTC Bulletin Board, and the trading price of our common stock remains less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

         SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

         OUR OUTSTANDING PREFERRED STOCK IS CONVERTIBLE INTO COMMON STOCK AND THE UNDERLYING COMMON STOCK MAY BE SOLD IN THE MARKET UNDER RULE 144. We recently issued our Series A Nonvoting Convertible Preferred Stock to the Calvo Family Spendthrift Trust to prevent that shareholder from exercising any control over our affairs. However, these shares are convertible into up to 8,000,000 shares of our common stock. All of these shares are eligible for sale under Rule 144 from time to time, which may affect the market price of our common stock. The preferred stock was issued since William A. Calvo, a beneficiary of the trust, recently was found guilty of violating Section 5 of the Securities Act by reselling, or by being a necessary or substantial participant in the resale of, unregistered Systems of Excellence shares and that Diversified Corporate Consulting Group, a limited liability company of which Mr. Calvo was a member, had violated Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act with respect to the fraudulent and manipulative trading in Systems of Excellence shares. The conversion into the class A preferred stock will help us to limit any control that Mr. Calvo may have over IBX.

         ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND FLORIDA LAW MAY PREVENT AN ACQUISITION. Provisions in our charter documents and Florida law could prevent or delay a change in control of its management and possible reduce the amount paid for its common stock in the future. Such provisions could, separately or together:

o   discourage potential acquisition proposals;

o   delay or prevent a change in control; and

o limit the price that investors might be willing to pay in the future for shares of its common stock.

         The application of these provisions could make it more difficult for a third party to acquire us, even if doing so would be beneficial to its shareholders. Also, our board of directors has authority to issue up to shares of common and preferred stock and to determine the price, voting rights, restrictions, preferences and privileges of its preferred stock without the approval of its shareholders. The rights of holders of common stock will be subject to, and may be impaired by, the rights of the holders of any shares of common or preferred stock that may be issued in the future. The issuance of common or preferred stock may delay, defer or prevent a change in control by making it more difficult for a third party to acquire a majority of our stock. We have no present plans to issue shares of preferred stock. However, even the potential issuance of common or preferred stock could reduce the price that investors are willing to pay for our common stock.

                                 USE OF PROCEEDS

         We will not derive any proceeds from the sale of shares by the selling shareholders. We will receive up to $6,640,000 if all of the warrants are exercised. Any funds received will be used to pay liabilities and for working capital.

                        MARKET PRICE OF OUR COMMON STOCK

Our common stock began trading on January 4, 2002 on the OTC Bulletin Board under the symbol IBXG. The following table sets forth the range of high and low closing sale price as reported by the OTC Bulletin Board for our common stock for the fiscal quarters indicated. The OTC Bulletin Board quotations represent quotations between dealers without adjustment for retail mark-up, markdowns or commissions and may not represent actual transactions.

---------------------------------------- -------------------- ------------
2002                                            HIGH              LOW
---------------------------------------- -------------------- ------------
January 1 to March 31                           $.70             $.13
---------------------------------------- -------------------- ------------
April 1 to June 7                               $.43             $.24
---------------------------------------- -------------------- ------------

DIVIDEND POLICY

            No dividends have been paid on the shares of our common stock, and we do not anticipate the payment of cash dividends in the foreseeable future. We anticipate that, for the foreseeable future any profit we report will be devoted to our future operations and that cash dividends would not be paid to our shareholders.

                                 CAPITALIZATION

The following table describes our actual and pro forma capitalization at March 31, 2002 assuming the following events occurred on March 31, 2002:

o the issuance of preferred stock issued in May 2002 in exchange for 8,000,000 shares of common stock;

o        issuance of 850,000 shares for $.10 in May 2002;

o conversion in May 2002 of a $104,588 note into 1,045,880 shares of common stock; and

o        the exercise of the class A, B, C, D, E, and F warrants.

                                                            MARCH 31, 2002
                                                            --------------
                                                       ACTUAL        AS ADJUSTED
                                                       ------        -----------
Total long-term liabilities ....................    $    87,588     $    87,588
Shareholders' equity
Preferred stock $0.005 par value;
  5,000,000 authorized shares;
  no shares issued and outstanding;
  80,000 as adjusted ...........................              -             400
Common stock $0.005 par value;
  100,000,000 authorized shares
  41,837,500 shares issued and outstanding
  actual and 81,383,380 as adjusted ............        209,189         406,917
Common stock issuable (2,000,000 shares) .......         10,000          10,000
Additional paid-in capital .....................        250,489       6,894,448
Accumulated deficit ............................     (3,071,831)     (3,071,831)
Less: deferred compensation ....................       (129,814)       (129,814)
                                                     ----------       ---------
Total capitalization ...........................     (2,644,379)      4,197,708
                                                     ==========       =========

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

         IBX Group, Inc. was organized under the laws of the State of Florida in July 1997 as Vidkid Distribution, Inc. to own, distribute and produce children's intellectual properties. to own, distribute and produce children's intellectual properties In February 2001, we were spun-off from our parent company emailthatpays.com, Inc. On September 25, 2001, Vidkid acquired all of the outstanding capital stock of Primed Technologies, Inc., a Delaware corporation in a stock-for stock exchange. Primed was organized under the laws of the State of Florida on February 4, 1999 as a limited liability company and reorganized as a corporation in the State of Delaware on January 1, 2000. Primed's shareholders, Evan Brovenick and David Blechman, received 11,550,000 shares or approximately 81% of the outstanding common stock of Vidkid on a fully diluted basis. Vidkid's name was changed to IBX Group, Inc.

         For financial accounting purposes, the exchange of stock was treated as a recapitalization of Primed with the former shareholder's of Vidkid retaining 2,637,500 or approximately 19% of the outstanding stock. The shareholders' equity section reflects the change in the capital structure of Primed due to the recapitalization and the consolidated financial statements reflect the operations of Primed for the periods presented and the operations of IBX Group from the exchange date.

         We are engaged in providing administrative services such as accounting, billing and collection, claims processing, information management, network support and maintenance to clients predominantly in the healthcare sector. We have developed proprietary software and applications with interactive web-enabled multimedia capabilities.

         During the last two years, we significantly expended our capabilities. We devoted significant resources towards developing various strategic partners and opportunities to better address the needs of the healthcare marketplace. We also expended a great deal of effort and expense on the development of additional software applications. These investments in our product development and infrastructure resulted in significant expenditures and we are now starting to recognize new revenue from these initiatives.

         All of the shares of IBX held by Evan Brovenick and David Blechman, our principal officers, and the assets of PriMed are subject to a creditor's lien. Failure to comply with the terms and conditions of the related loan documents could result in a default and the forfeiture of these shares and/or assets to the lender.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

         Revenues are generated from our administrative services including accounting, billing and collection, claims processing and information management. Revenues for the year ended December 31, 2001 were $1,885,322 as compared to revenues for the year ended December 31, 2000 of $1,246,099. The increase was due to the signing of two new service agreements for collection services with major health care facilities in March and June 2001. These contracts are for a one year term and are renewable annually. The first contract has been renewed for an additional year and the scope of services to be provided has expanded.

         Salaries and payroll taxes were $1,052,357 for 2001 as compared to $130,800 for 2000. Salaries, which consist of salaried and hourly employees, include staff used for our administrative services, our technical development staff, marketing staff and office personnel. Overall our salary and payroll expense increased $93,632 . The increase in salaries was directly attributable to the increase in collection efforts related to our new service contracts.

         Depreciation and amortization expense for 2001 was $681,307 as compared to $130,800 for 2000. We regularly review the carrying value of software development assets and a loss is recognized when the unamortized costs are deemed unrecoverable based on the estimated cash flows to be generated from the applicable software. As of December 31, 2001, we determined that the carrying value of our software development was impaired since the software has not generated revenues and future positive cash flows could not be estimated. Accordingly, in 2001, we wrote off all remaining capitalized software costs of $364,097 to amortization expense. Depreciation expense, related to our property and equipment, for 2001 was $117,878 and for 2000 was $100,187.

         Professional fees were $245,673 for the year ended December 31, 2001 as compared to $96,049 for the year ended December 31, 2000, net of the capitalization of professional fees amounting to $88,000 relating to capitalized software costs. The overall increase of $61,624 is attributable to increased legal and accounting fees incurred in connection with the audit of our consolidated financial statements for 2001 and 2000, fees incurred in connection with our SEC filings, and legal fees incurred related to the merger.

         Rent expense was $230,761 for the year ended December 31, 2001 as compared to $208,428 for the year ended December 31, 2000, net of the capitalization of rent expense amounting to $40,000 relating to capitalized software costs.

         Other selling, general and administrative expenses, which include contract labor, travel and entertainment, insurance and other expenses, were $703,441 for the year ended December 31, 2001 as compared to $564,246 for the year ended December 31, 2000 net of the capitalization of other selling, general and administrative expenses amounting to $158,516 relating to capitalized software costs. Overall, prior to any capitalization of software costs in 2000, other selling, general and administrative expenses decreased by $19,321.

         For the year ended December 31, 2001, we incurred settlement expenses of $100,000 related to certain litigation. Additionally, as of December 31, 2001, we assumed the debt of an officer relating to a predecessor company lawsuit. In connection with this assumption, we recognized settlement expense of $88,834 and a related accrued liability at December 31, 2001 of $27,000.

         Interest expense was $325,174 for the year ended December 31, 2001 as compared to $238,385 for the year ended December 31, 2000. The increase was directly attributable to increased interest charges related to a settlement agreement.

         As a result of these factors, we reported a net loss of $1,542,225 or $(.12) per share for the year ended December 31, 2001 as compared to a net loss of $791,201 or $(.07) per share for the year ended December 31, 2000.

THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THREE MONTHS ENDED MARCH 31, 2001

         Revenues are generated from our administrative services (accounting, billing and collection, claims processing, information management). Revenues for the three months ended March 31, 2002 were $600,934 as compared to revenues for the three months ended March 31, 2001 of $347,200, an increase of $253,734 or 73%. The increase was due to the signing of two new service agreements for collection services with major health care facilities in March and June 2001, respectively. These contracts are for a one year term and are renewable annually.

         Salaries and payroll taxes were $291,332 for the three months ended March 31 2002 as compared to $205,838 for the three months ended March 31, 2001. Salaries, which consist of salaried and hourly employees, include staff used for our administrative services, our technical development staff, marketing staff and office personnel. Overall, salary and payroll expenses increased by $85,494. The increase is substantially attributable to an increase in billing and collections staff required to service our new contracts.

         Depreciation and amortization expense for the three months ended March 31, 2002 was $28,111 as compared to $77,093 for the three months ended March 31, 2001. For the three months ended March 31, 200 and 2001, amortization expense amounted to $0 and $49,833, respectively. We regularly review the carrying value of software development assets and a loss is recognized when the unamortized costs are deemed unrecoverable based on the estimated cash flows to be generated from the applicable software. As of December 31, 2001, we determined that the carrying value of our software development was impaired since the software has not generated revenues and future positive cash flows could not be estimated. Accordingly, in 2001, we wrote off all remaining capitalized software costs. Depreciation expense, related to our property and equipment, for the three months ended March 31, 2002 and 2001 was $28,111 and $27,260, respectively.

         Professional fees were $53,801 for the three months ended March 31, 2002 as compared to $78,359 for the three months ended March 31, 2001. In the first quarter of 2001, we incurred increased accounting fees in connection with the audit of our financial statements for the year ended December 31, 2000.

         Rent expense was $51,902 for the three months ended March 31, 2002 as compared to $64,309 for the three months ended March 31, 2001. Currently, we offset our rent expense by subleasing office space to certain individuals on a month-to-month basis.

         Other selling, general and administrative expenses, which include advertising, insurance, contract labor, consulting expense, travel and entertainment, and other expenses, were $189,584 for the three months ended March 31, 2002 as compared to $190,688 for the three months ended March 31, 2001. Overall, other selling, general and administrative expenses decreased by $1,104. The net decrease is attributable to increased advertising and health insurance expense offset by a decrease in telephone and other expenses due to cost cutting measures.

         Interest expense was $79,364 for the three months ended March 31, 2002 as compared to $105,000 for the three months ended March 31, 2001. In 2001, we accrued additional interest on a loan, which was related to our year ended December 2000.

         As a result of these factors, we reported a net loss of $93,160 or $(.00) per share for the three months ended March 31, 2002 as compared to a net loss of $474,087 or ($.04) per share for the three months ended March 31, 200.

         LIQUIDITY AND CAPITAL RESOURCES

         During 2001, our overall performance continued to be hampered due to continuing inadequacy of funding to meet our needs to, among other things, ramp up sales and deploy our services. Our ability to continue as a going concern is dependent upon our ability to attain a satisfactory level of profitability, have access to suitable financing, satisfy our contractual obligations with creditors on a timely basis and develop further revenue sources.

         At December 31, 2001, we had a stockholders' deficit of $2,648,842 and at March 31, 2002, we had a stockholders' deficit of $2,731,967.. Since our inception, we have incurred losses of $3,071,831. Our operations and growth have been funded from loans from third parties amounting to approximately $1,050,000 and advances by our majority shareholder and officer and the sales of common stock for proceeds of $400,000. These funds were used for working capital and capital expenditures.

         We entered into an installment agreement with the U.S. Internal Revenue Service in March 2001 relating to unpaid payroll taxes. As of March 31, 2002, we were in default on this agreement. In event of default, the IRS has the right to file a notice of Federal tax lien. At March 31, 2002, accrued payroll taxes and estimated accrued interest and penalties aggregated $644,854.

         We have no other material commitments for capital expenditures. Other than cash generated from our operations and loans and advances from shareholders, we have no external sources of liquidity. We expect that some or all of the outstanding class A and class B warrants will be exercised in 2002, which will provide cash. We may not have sufficient cash flow from operations to sufficiently meet all of our cash requirements for the next 12 months. Our future operations and growth is dependent on our ability to raise capital for expansion, and to seek additional revenue sources. We have no material commitments for capital expenditures.

         Net cash used in operations during the year ended December 31, 2001 was $(175,741) as compared net cash provided by operations of $309,339 in 2000. The decrease was a result of the larger net loss as well as the increase in receivables and decrease in accrued expenses. Net cash provided by operations during the three months ended March 31, 2002 was $91,154 as compared net cash used in operations of $(211,225) in the comparable prior period.

         Net cash used in investing activities during the year ended December 31, 2001 was $(79,783) compared to net cash used in investing activities of $(489,522) for the year ended December 31, 2000. This difference was primarily attributable to our investment in software costs and licenses amount to $445,850 during 2000. Net cash used in investing activities during the three months ended March 31, 2002 was $(24,135) compared to net cash used in investing activities of $(6,758) for the three months ended March 31, 2001. This difference was primarily attributable to our investment in additional computers and software licenses during the three months ended March 31, 2002.

         Net cash provided by financing activities for the year ended December 31, 2001 was $257,715 as compared to net cash provided by financing activities of $168,188 for the year ended December 31, 2000. Net cash used in financing activities for the three months ended March 31, 2002 was $(51,547) as compared to net cash provided by financing activities of $217,983 for the three months ended March 31, 2001. During the three months ended March 31, 2002, we received proceeds from related party loans of $85,000 offset by cash used for repayment of related party advances of $27,590, repayment of loans payable of $30,000, and the repayment of negative bank balances of $78,957. During the three months ended March 31, 2001, we received proceeds from loan and related party advances of $194,149 and had checks outstanding in excess of bank balances of $37,334 offset by cash used to repay loans payable of $13,500.

         Currently, we are concentrating on our core business while looking for additional complementary opportunities. We are currently increasing our marketing efforts and sales force and are aggressively seeking new clients. We believe that our working capital will improve as our profitability improves and as we settle certain debt. Additionally, we expect our profitability to improve as a result of further increases in sales and the expense reduction programs that we are implemented during the second quarter of 2002. Nevertheless, we can provide no assurance as to our future profitability, access to capital markets, or successful re-negotiation of existing debt.

                                    BUSINESS

         We offer business-to-business medical practice management solutions to healthcare professionals that are designed to contain and control costs as well as improve the quality of administrative workflow. Our applications automate and streamline business processes to facilitate real-time interaction among various healthcare participants. We use Internet communications technology to deliver value-added services to healthcare professionals, hospitals, clinics and ancillary service providers. We have established a flexible, low-cost network infrastructure. These services and applications allow the physicians access to critical information and create a highly secure, virtual private network without limitations on location and scale. All of the revenues to date have been from our practice and accounts receivable management.

         IBX Group, Inc. was organized under the laws of the State of Florida in July 1997 as Vidkid Distribution, Inc. On September 25, 2001, Vidkid acquired all of the outstanding capital stock of Primed Technologies, Inc., a Delaware corporation in a stock-for stock exchange. Primed was organized under the laws of the State of Florida on February 4, 1999 as a limited liability company and reorganized as a corporation in the State of Delaware on January 1, 2000. Primed's shareholders Evan Brovenick and David Blechman, received 11,550,000 shares or approximately 81% of the outstanding common stock of Vidkid on a fully diluted basis. Vidkid's name was changed to IBX Group, Inc.

OUR BUSINESS

         We provide our clients in the healthcare industry with a combination of administrative services and technology development, including but not limited to physicians practice management, billing and collections, network services and software application development. Our current business focus is on specialty physicians practices, hospital-based medical services organizations and ancillary diagnostic facilities. All of the software products and services are distributed via the application services provider or ASP model with data servers located in our data center in Deerfield Beach, Florida. Our current core services involve accounts receivable management and the delivery of powerful information management systems. Our in-house development capability allows us to provide technology tools directly to the clients.

          We are focusing on deploying our traditional management services, as well as capitalizing on new opportunities to provide accounts receivable services for physician hospital organizations, private practice and ancillary service facilities. We are also concentrating on our electronic medical records management service and our consumer-oriented online medical information services that will be available worldwide. During the fourth quarter of 1999 we introduced document management services, a powerful optical scanning system designed for storage and retrieval of medical records, to our clients. We have contracts with two hospitals focusing on account receivable management for our health service division.

PRODUCTS AND SERVICES

         We provide our medical industry clients with a full range of administrative and technological services through web-based, browser-enabled, secured applications including a broad range of communication and networking options required for the diverse settings in which patient care is delivered. Our systems manage the collection, integration and distribution of information from disparate sources in order to help physicians manage patient care more efficiently, meet medical necessity guidelines, analyze clinical utilization patterns and perform patient profiling. Our systems are easy to use, permitting client physicians and their office staffs to quickly integrate them into their daily routines. To date, substantially all of our revenues have been from Administrative Services. The following summarizes the services currently offered by our Physician Services Division and the benefit to the client:

                           PHYSICIAN SERVICES DIVISION

ADMINISTRATIVE SERVICES:            Back office administrative services for
                                    medical practices. These services include:
                                    Accounts receivable management, billing and collections, accounting services, electronic claims processing and contract negotiation, dictation and transcription services, work flow analysis, credentialing and staffing, and cost control.

                  Benefits:         Aids healthcare professionals by
                                    incorporating clinical and administrative information, along with performing transactions, that enhance the managing of their practice and the reimbursement process. These applications run on almost every desktop system and are virtually self-installing. Our management services are added-value benefits available to each practice that enhance their ability to conduct business.

DOCUMENT MANAGEMENT SERVICES:       A secure, web-enabled, browser-based service
                                    allowing document imaging, data storage and retrieval technologies to be integrated into the medical practice. This easy to use system is the beginning of the "paperless" office. Document images of every conceivable type are scanned and permanently burned to optical disks and are available online.

                  Benefits:         The ability for a physician to have lifetime
                                    backup of all medical records of every
                                    patient increases the provider's ability to provide quality medical care. Additionally, quality medical records management will lead to a potential reduction of malpractice insurance premiums.

POINT OF TECHNOLOGIES:              Customized hand-held device that enables
                                    users to handle many of the processes of non-medical hospital care: discharge services billing; writing and delivering scripts to hospital pharmacy; etc.

                  Benefits:         Reduces the time and hassle involved in
                                    patient processing in hospitals. Also
                                    provides immediate information to allow for quicker turn of hospital rooms, more accurate billing and more pleasant patient hospital stay experience.

DICTATION AND TRANSCRIPTION         We intend on providing enterprise-wide
SERVICES:                           dictation capabilities that utilize
                                    standardized systems, structured reporting and interactive document management.

                  Benefits:         Voice files are permanently archived and
                                    available online, allowing transcriptions to be turned around faster and more efficiently. Physicians are able to dictate from any telephone anywhere in the world.

RECEIVABLES FINANCING               Options include factoring, buyouts, and
AND MANAGEMENT:                     revolving credit. Management of and
                                    Management receivables is available to
                                    hospitals, PHO's, MSO's, practices and
                                    ancillary service organizations. Analytical and detailed reporting as well as invoicing services complete the picture.

                  Benefits:         Allows freedom to focus on building your
                                    business. Enables you to use all of to
                                    handle what is happening "today".

RISK MANAGEMENT                     One of the fastest growing concerns facing
AND COMPLIANCE:                     healthcare professionals today. Expert
                                    assistance in OIG and HIPPA compliance.

                  Benefits:         Constant updating of compliance issues by
                                    our in-house healthcare attorneys keep you and your business informed and trained to maintain compliance and reduce the risk of malpractice.

                           CONSUMER PRODUCTS DIVISION

ONLINE MEDICAL RECORDS:             We recently announced that we will introduce
                                    an online medical records and information package that patients can access through a web-based application. The service will be offered through medical practices, corporate human resource departments and affinity groups such as credit card companies and auto clubs.

INVENTORY MANAGEMENT SYSTEMS
AND PRODUCT DISTRIBUTION:           We recently announced the release of a web
                                    based inventory management application for the durable medical equipment industry. With this application practices, hospitals, and healthcare organizations and suppliers can maintain more accurate inventories and send prescriptions electronically. Billing and invoicing is also done electronically.

NON-PRESCRIPTION PRODUCTS:          Wellness, homeopathic remedies and personal
                                    diagnostic machines such as a mobile ECG machine.

SPORTSHEALTHNET.COM:                We intend to relaunch our "Sportshealthnet"
                                    project, an interactive web portal, a
                                    referral network for physicians and patients who have sports medicine related problems.

PHYSICIAN AND NURSE PLACEMENT:      We are setting up a medical placement
                                    division.

ONLINE MEDICAL BILL PAYMENT:

                             IT MANAGEMENT DIVISION

WEB BASED APPLICATIONS:             Created and maintained for our Physicians'
                                    Services Division as well as the Consumer
                                    Products Division.

ISP AND IP TELEPHONY:               We have a strategic partnership with Digital
                                    Ingenuity, Inc., an Internet Protocol
                                    telephony service provider, to provide voice over services to Our customers. This will allow healthcare clients to connect multiple
                                    Offices and locations through a single
                                    source telecom service, which will Cut costs and increase efficiency.

SUPPORT: Full Network, hardware, and software maintenance. Value added resellers (VAR) of various software products.

MAJOR CLIENTS

         We have several agreements that have provided a significant portion of our revenues.

         PROVIDENCE HOSPITAL We have provided Providence Hospital with accounts receivable management services since early 2001. In February 2002, this hospital expanded the scope of the agreement to include electronic claims processing using our proprietary file transfer protocol. This expansion is estimated to result in up to $500,000 additional revenue in 2002. Providence Hospital is the oldest continuously operating hospital in Washington, D.C.

         INTRACOASTAL HEALTH SYSTEMS We have provided Intracoastal Health Systems, Inc. with accounts receivable management services since June 2001. To date, our collection rate has exceeded Intracoastal's expectations, resulting in higher than expected revenues. Good Samaritan Hospital and St. Mary's Medical Center in West Palm Beach, Florida were formerly Intracoastal properties.

         MDVIP In February 2002 we were retained by MDVIP, Inc. to provide it with a range of services including online medical records image management, e-mail administration, web application hosting, maintenance and support. MDVIP is a national leader in personalized preventative healthcare services.

         CERBERUS Since 1999 we have been providing Cerberus Capital Management, L.P., a asset management firm, with administrative services and accounts receivable recovery services relating to a company it purchased that had previously owned seven physician practices in south Florida. This agreement was recently extended for two additional years.

POTENTIAL ACQUISITION

         In June 2002, we entered into a non-binding letter of intent to acquire a physical therapy and rehabilitation business with 47 facilities and an institutional pharmacy business from CyberCare, Inc. The total purchase price is approximately $7 million. The letter of intent is subject to due diligence and arranging financing and the parties agreed to attempt to complete the transaction within 60 days.

         The physical therapy and rehabilitation business provides outpatient services including:

         o Physical therapy;
         o Occupational therapy;
         o Speech therapy;
         o Masage therapy; and
         o Social services.

         The institutional pharmacy currently serves 89 facilities, such as assisted living facilities. Most of the revenues comes from unit dose medication distribution or oral suspension medication.

SALES AND MARKETING

         Our current marketing focus is the 14,000+ physician market in the South Florida area, the majority of whom are not currently using Windows-based practice management software. We believe that physicians are trained to concentrate on the professional rather than business aspects of their practices. They do, however, recognize that their income is being limited by the prevailing healthcare system while their cost of doing business has increased substantially. We intend to continue to offer our services through physician office administrators and hospital account receivable managers who make most service provider selection decisions. Administrators are often over-worked, under paid and looking for reasonable means to increase their productivity while decreasing the time demands with which they are faced. These practices typically pay between $75,000 and $350,000 annually for their current suite of services.

         We intend to expand our target market geographically and through a segment-oriented approach by contacting physician groups outside the South Florida market in areas that we can already demonstrate expertise, results and third-party endorsements.

         Our marketing program has consisted mostly of referrals from other medical professionals, attorneys and accountants. A formal marketing campaign is expected to begin during the second half of 2002. Our website along with printed materials are being distributed at all times to maintain exposure within the local healthcare community.

CONCENTRATION OF CUSTOMERS

         For the year ended December 31, 2001, our three largest customers accounted for an aggregate of 63% of our sales and 78% of our accounts receivable. Consequently, our success is materially dependent on our relationship with these customers and their continued viability.

COMPETITION

         The market for medical business solutions is highly competitive and is characterized by rapidly changing technology, evolving user needs and frequent introduction of new products. Each of our products and services have material competition from other companies, however we believe that few, if any, of its competitors offer its clients the comprehensive services available from us.

         Our principal competitors in the practice management market include Medical Manager; Medic; MedDecision; and, TriZetto. WebMd and ProxyMed have substantial reputations in the Internet medical services market. However, we believe that they do not concentrate on providing primary services such as accounts receivable management, billing and collections processing or standard day-to-day operational services designed to increase physicians' profits. In addition, many well-known accounting and consulting firms have entered into the medical practice management market by advertising business management services specifically to physicians on the basis that their expertise can enhances physician's receivable collections and better manage their work flow. We view these companies as significant competitors in a market where knowing physician nuances requires extreme sensitivity, empathy and understanding of their dynamic work environment.

         We believe that competition will continue to increase as a result of a number of factors, including the aging of baby boomers and their resulting medical-related needs, the growth of the Internet and physicians evolving awareness of what the Internet can do for their business and the continuing consolidation of Internet companies' services. We believe that the primary factors affecting competition in our markets include

         o product functionality,
         o performance, flexibility and features,
         o use of open standards technology,
         o quality of service and support,
         o reputation,
         o product and service pricing, and,
         o overall cost of ownership.

SUPPLIERS

         As we develop much of our software or purchase readily available software, we are not reliant on a single vendor for our software development activities. Consequently, our success is not materially dependent on our relationship with any one vendor.

GOVERNMENT REGULATION AND HEALTHCARE REFORM

         The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare organizations. Our products are designed to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. During the past several years, the healthcare industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates.

         Proposals to reform the U.S. healthcare system have been and will continue to be considered by the U.S. Congress. These programs may contain proposals to increase governmental involvement in healthcare and otherwise change the operating environment for our existing and potential customers. Healthcare organizations may react to these proposals and the uncertainty surrounding those proposals by curtailing or deferring investments, including those for our products and services. On the other hand, changes in the regulatory environment have in the past increased and may continue to increase the needs of healthcare organizations for cost-effective information management and thereby enhance the marketability of our products and services. We cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on our results of operations, financial condition and business.

         Our products and services are not directly subject to governmental regulations, although the proposed user base is subject to extensive and frequently changing federal and state laws and regulations. However, with regard to healthcare issues on the Internet, the Health Insurance Portability and Accountability Act of 1996, mandates the use of standard transactions, standard identifiers, security and other provisions during 2002. It will be necessary for our platform and for the applications that it provides to be in compliance with the proposed regulations. Congress is also likely to consider legislation that would establish uniform, comprehensive federal rules about an individual's right to access his own or someone else's medical information. This legislation would likely define what is to be considered "protected health information" and outline steps to ensure the confidentiality of this information.

         There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as online content, user privacy, pricing and characteristics and quality of products and services.

INTELLECTUAL PROPERTY

         We seek to protect our proprietary information through nondisclosure agreements with our employees. Our policy is to have employees enter into nondisclosure agreements containing provisions prohibiting the disclosure of confidential information to anyone outside IBX, requiring disclosure to us of any new ideas, developments, discoveries or inventions conceived during employment, and requiring assignment to IBX of proprietary rights to such matters that are related to our business.

         We also rely on a combination of trade secrets, copyright and trademark laws, contractual provisions and technical measures to protect our rights in various methodologies, systems and products and knowledge bases. We believe that because of the rapid pace of technological change in the healthcare industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability, experience and integrity of our employees, frequent product enhancements and the timeliness and quality of support services.

         Although we believe that our products do not infringe on the intellectual property rights of others, we cannot assure you that such a claim will not be asserted against us in the future. If asserted, such a claim could cause us to lose revenues or incur substantial litigation expense.

LITIGATION

         We are not a party to any material litigation, nor are we aware of any potential material litigation, other than as set forth below.

WILLIAM DUDZIAK V. PRIMED TECHNOLOGIES, L.C., EVAN BROVENICK, ET AL,

         Mr. Dudziak loaned PriMed approximately $870,000 on November 28, 1999, repayment of which was secured by all ownership interests in PriMed LC. The proceeds of the loan were used by PriMed to repurchase the PriMed stock held by Primus Physician Services. A lawsuit was filed against PriMed LC, Evan Brovenick, Natalie Brovenick, Alvin Brovenick, Susan Brovenick and David Blechman. It was originally agreed between the parties that this money would be paid back within 30 days.

         Since the defendants failed to repay the money in a timely fashion, a stipulation of settlement was executed between the parties, whereby it was agreed that Mr. Dudziak would suspend the litigation pending efforts by PriMed LC and Evan Brovenick to complying with certain terms set forth in the stipulation. The stipulation sets forth new payment terms, waived all defenses that PriMed LC or Brovenick may have and provides that Mr. Dudziak may foreclose on its security interest upon default by PriMed and/or Brovenick. Payments of $204,500 were made in 2001. The defendants have defaulted in making some of the ongoing payments under the stipulation, but Mr. Dudziak has refrained from enforcing his rights under the stipulation based on our good-faith negotiations to arrange for required funding. An additional default occurred as a result of the December 2001 stock issuance transactions without Mr. Dudziak's approval.

INTERNAL REVENUE SERVICE CLAIMS AND AGREEMENT

         The United States Internal Revenue Service determined that PriMed owed $173,834.40 in payroll taxes as of March 21, 2001, exclusive of penalties and interest. PriMed and the IRS entered into an agreement on such date, although we have not made the payments required under the agreement and have not made payments on current withholding liabilities. In the event of default, the IRS has the right to file a notice of federal tax lien. At March 31, 2002, we owed approximately $663,854 in payroll taxes and related interest and penalties.

EMPLOYEES

         As of March 31, 2002, we had 30 full time employees, of which three were executive, 24 were administrative and three are technical employees. No employees are presently represented by any labor unions. We believe our relations with employees to be good, however additional employees will need to be recruited to meet our growth projections.

PROPERTIES

         Our principal place of business is located at 350 North West 12th Avenue, Deerfield Beach, Florida, 33442. This is an office park type setting where others businesses are administrative in nature. We occupy approximately 15,000 square feet. office space pursuant to a leased ending on August 31, 2005. The rent is currently $ 21,700 per month.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following persons are members of our board of directors and executive officers, in the capacities indicated:

NAME                       AGE      POSITION
----                       ---      --------
Evan Brovenick             40       Chairman of the Board, President and
                                    Chief Executive Officer
David Blechman             49       Vice President, Secretary and Director
Alvin Brovenick            70       Director
Steve Adelstein            55       Director
Anthony Joffe              59       Director
Jerrold Kaniuk             59       Director

         EVAN R. BROVENICK has been chairman of the board, president and chief executive officer since the acquisition of PriMed in September 2001 and was a founder and president and chief executive officer of PriMed and its predecessors since its inception in 1999. From January 1994 until March 1999, Mr. Brovenick served as the director of marketing and business development for ManageMed, a healthcare services company .

         DAVID J. BLECHMAN has been vice president and secretary, since the acquisition of PriMed in September 2001 and was a founder and president and chief executive officer of PriMed and its predecessors since its inception in 1999. From January 1994 until March 1999, Mr. Blechman served as the director of technical services for ManageMed from January 1994 until March 1999.

         ALVIN BROVENICK has served as a member of PriMed's board of directors since its inception. Mr. Brovenick served materially similar roles with PriMed LC prior to its merger with PriMed. During the immediately preceding five years, in addition to his roles with PriMed and its predecessors, Mr. Brovenick served as the treasurer of ManageMed. He is the father of Evan Brovenick, PriMed's founder and president and is employed as a management consultant by PriMed. Mr. Brovenick is a retired certified public accountant.

         ANTHONY Q. JOFFE has been a director since December 2001. . Since 1996, he has founded a boat financing company and joined NorthStar Capital as Managing Director. NorthStar is an investment banking firm with offices in Stamford, Connecticut and Boca Raton, Florida that specializes in assisting small to mid-size private and publicly traded companies with business and financial planning, acquisition and divestiture, financial public relations and market position advice, and treasury services. Since January 1999, he has served as a member of the board of directors for Colmena Corp., a publicly held corporation and in March 1999, Mr. Joffe was elected as chairman of the board of directors. In May 1999 he was elected as its president and chief executive officer and on May 2001 he resigned as its president and chief executive officer. . Mr. Joffe holds a degree in Aeronautical Engineering Management from Boston University, Boston, Massachusetts.

         STEVEN ADELSTEIN has been a director since July 1997 and served as our chairman of the board, chief executive officer, president and director from July 1997 until our acquisition of Primed in September 2001. From May 1995 until October 1999, Mr. Adelstein served as chairman of the board, chief executive officer and president of emailthatpays.com, Inc. From 1993 to 1995, Mr. Adelstein served as executive producer of "Jelly Bean Jungle", a children's television series syndicated in over 85% of the U.S. markets and in many foreign territories. Mr. Adelstein has served as president of AUW, Inc., a venture capital company, since April 1993.

         JERRY KANIUK has been a director since April 2002. Since 1991, Mr. Kaniuk has been the managing director of financial services for the accounting firm of Gerstle Rosen & Associates, P.A., with offices in Port Washington, New York and Boca Raton, Florida. He has been a certified public accountant since 1971.

         The directors hold office until the next annual meeting of the shareholders and until there successors have been duly elected or qualified.

COMMITTEES

         The audit committee consists of Steven Adelstein, Jerry Kaniuk and Anthony Joffe.

EXECUTIVE COMPENSATION

         The following tables summarize the total compensation paid to Evan Brovenick, our chief executive officer and the other executive offers with compensation of at least $100,000 in 2001.

                           SUMMARY COMPENSATION TABLE

                                               Annual Compensation                      Long-Term Compensation
                                ------------------------------------------------    -------------------------------
                                                                     Other           Restricted      Securities
Name and                                                             Annual            Stock         Underlying
Principal Position              Year     Salary ($)    Bonus     Compensation(1)     Awards ($)    Options/SARs (#)
---------------------------     ----     ----------   --------   ---------------     ----------    ----------------
Evan Brovenick                  2001       100,000           -       $15,000              -               -
    President and Chief         2000       100,000           -       $15,000              -               -
    Executive Officer           1999       100,000     $50,000       $15,000              -               -

David Blechman                  2001       100,000           -       $15,000              -               -
   Vice President               2000       100,000           -       $15,000              -               -
                                1999       100,000     $50,000       $15,000              -               -


(1) Includes car allowance, health coverage and life insurance.


GRANTS OF STOCK OPTIONS
No options were granted to the executive officers named above in 2001 and at December 31,2001 neither officer held any stock options. Simultaneous with a private placement in December 2001, Mr. Brovenick was issued 2,000,000 class C warrants and 2,000,000 class D warrants, a portion of which he immediately assigned to other persons. This transaction is further described under Certain Relationships and Related Transactions.

COMPENSATION OF DIRECTORS

We do not currently pay any compensation to our outside directors.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.

         On December 19, 2001, we entered into an employment agreement with Evan Brovenick for a period ending on December 31, 2006. Mr. Brovenick's responsibilities involve all services, acts, or things necessary or advisable to serve as its president and chief executive officer including but not limited to assist in establishing our policies and strategic planning, identify potential acquisition candidates, assist in financial planning and capital formation and oversee our day to day operations.

         As compensation for his services, Mr. Brovenick will receive in 2001 an annual base compensation of $125,000. Subject to board approval, the annual base salary in each succeeding year will be equal to at least 110% of the annual base salary from the prior year.

         In addition to the monthly compensation, Mr. Brovenick has been issued 6,600,000 shares of our common stock, that vest only if during the term of Mr. Brovenick's employment, we have a net pre-tax profit of at least one dollar as determined by our year-end audited financial statements. Until such time as the shares have vested, Mr. Brovenick will have no right to vote the shares nor may he have the right to pledge, encumber, hypothecate or in any way transfer the shares. If the shares do not vest during the term of the agreement, then all rights, title and interest in such shares will be forfeited and Mr. Brovenick will be required to tender the shares for cancellation.

         Mr. Brovenick will also be entitled to such other bonuses based upon our performance as determined in the sole and absolute discretion of the board of directors; will be offered health insurance coverage at no cost; be entitled to participate in such employee benefit programs as are offered to other employees; and be entitled to annual paid vacation Mr. Brovenick will also be reimbursed for out-of-pocket expenses incurred by him in the performance of his

         We have the right to terminate the agreement for good cause or by reason of Mr. Brovenick's disability on 30 days' prior written notice to Mr. Brovenick. If such termination is for good cause or by reason of Mr. Brovenick's disability, a notice of termination specifying the reason for the termination will be given Mr. Brovenick. As used in the agreement, disability means Mr. Brovenick's inability caused by mental or physical illness to satisfactory perform his obligations and duties hereunder for a consecutive period in excess of 120 days during the term of the agreement or for a period of 180 out of a total of 360 work days; and, good cause means any breach by Mr. Brovenick of his obligations under the agreement, habitual neglect of duties, continued incapacity or inability to perform the obligations set forth in the agreement or the conviction of any felony. If Mr. Brovenick is terminated for any other reason than good cause, we will be obligated to pay Mr. Brovenick a severance payment of the greater of $100,000 or the remaining sums due under the agreement.

         Notwithstanding anything else to the contrary, if PriMed or all our other subsidiaries cease operations, then the agreement will terminate and Mr. Brovenick will only be entitled to receive the compensation due as of the termination date.

         The agreement also contains non-competition and confidentiality provisions.

         David Blechman's agreement is identical to Mr. Brovenick's except that he has not been granted any restricted stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Evan Brovenick, our president and chief executive officer, has loaned us an aggregate of $283,130, of which $93,000 was in 2001, $175,000 was in 2000 and
$15,130 in 1999. The 2001 advances have been treated as a contribution to capital. During 2002, Mr. Brovenick granted us a $50,000 line of credit pursuant to which we periodically borrow small sums and repay them when we have available cash flow.

In December 2001, simultaneous with the private placement described below, Mr. Brovenick was issued 2,000,000 class C warrants with an exercise price of $.10 per share and 2,000,000 class D warrants with an exercise price of $.20 per share. Mr. Brovenick subsequently assigned the class C warrants to Steven Adelstein, a director. Mr. Adelstein assigned 1,640,000 of these warrants to his adult children. In June 2002 Mr. Brovenick also assigned 1,000,000 class D warrants to each of Glen Chwatt and Brett Finkelstein in exchange for their waiving anti-dilution rights in their consulting agreements.

Mr. Adelstein was also issued 250,000 options with an exercise price of $.50 per share in 2001 for his service as president of Vidkid, which he has assigned to other persons.

During 2002, Todd Adelstein and Tammi Shnider, the adult children of Steven Adelstein, a director, lent us an aggregate of $60,000 for operating expenses. In May 2002, the $60,000 loan from Mr. Adelstein and Ms. Shnider and $25,000 from an unrelated person was converted into a purchase of restricted stock at a price of $.10 per share. The Calvo Family Spendthrift Trust and the Tucker Family Spendthrift Trust each cancelled 425,000 class A warrants as part of this transaction.

YANKEES:

         The Yankee Companies Inc. and PriMed entered into a strategic consulting agreement on January 31, 2001. Pursuant to the terms of the consulting agreement, Yankees agreed to assist PriMed to become a publicly held corporation and to obtain required financing and PriMed agreed to issue Yankees 10% of PriMed's common stock. Yankees is a privately held Florida corporation that provides clients with consulting in the areas of management, finance and regulatory compliance. It also assists its clients with capital raising matters by assisting in structuring debt and equity offerings and, on occasion, investing in client securities and providing short term loans. Yankees and its shareholders invested $92,000 in PriMed through purchase of notes, which were converted into common stock in December 2001. In December 2001, we completed a private placement for $200,000 to the two Yankees shareholders, which included the warrants for which we are registering shares in this registration statement. At the same time, the consulting agreement was terminated.

         While there is no contractual relationship, in the past, Yankees provided us with access to the services of a number of its employees and access to the services of other persons who were under independent contractor arrangements with Yankees, pursuant to which they provide Yankees' clients with assistance, as required. Among such persons were Leonard Miles Tucker, Yankees president; William A. Calvo, III, Yankees vice president; Kevin Dornan, general counsel and Vanessa H. Lindsey, Yankees chief administrative officer. Ms. Lindsay and Mr. Dornan formerly served as IBX directors. No compensation was paid for these services.

         During 2002, Yankees affiliates, including the Calvo Family Spendthrift Trust and the Tucker Family Spendthrift Trust, have lent us an aggregate of $77,000. The note for these funds provides that when the class A warrants are exercised, that a principal amount of the note equal to the exercise price of these warrants will be forgiven.

         In May 2002, the Calvo Family Spendthrift Trust and the Tucker Family Spendthrift Trust each agreed to cancel 425,000 class A warrants.

         Effective May 29, 2002, we entered into an Exchange Agreement with the Calvo Family Spendthrift Trust pursuant to which the trust exchanged 8,000,000 of the 9,682,325 shares of common stock it currently holds for 80,000 shares of the non-voting class A preferred stock . The agreement provides that the trust cannot own 5% or more of our voting securities. We determined to enter into the Exchange Agreement since William A. Calvo, a beneficiary of the trust, recently was found guilty of violating Section 5 of the Securities Act by reselling, or by being a necessary or substantial participant in the resale of, unregistered Systems of Excellence shares and that Diversified Corporate Consulting Group, a limited liability company of which Mr. Calvo was a member, had violated Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act with respect to the fraudulent and manipulative trading in Systems of Excellence shares. The conversion into the class A preferred stock will help us to limit any control that Mr. Calvo may have over IBX.

                             PRINCIPAL SHAREHOLDERS

         The following tables disclose information concerning ownership of common stock by officers, directors and holders of 5% or more of our common stock. Our currently outstanding shares of common stock, for purposes of these calculations, are calculated based on information available as of May 31, 2002 and include both currently outstanding securities and securities which a named person has a right to acquire within 60 days following the date of this report.

                                                          Amount and Nature of
Name and Address of Beneficial Owner                      Beneficial Ownership       Percent of Class
------------------------------------                      --------------------       ----------------
Evan Brovenick                                                 17,262,500 (1)             43.3
David Blechman                                                  2,887,500                  7.6
Tucker Family Spendthrift Trust                                27,009,282 (2)             47.0
Blue Lake Capital Corp.                                         2,187,500 (4)              5.8
Steven Adelstein                                                  825,204 (5)              2.3
Anthony Joffe                                                           0
Alvin Brovenick                                                         0
Jerry Kaniuk                                                            0
All officers and directors as a group (6 persons)              21,225,204                 52.0

(1) Includes 15,262,500 shares, of which 6,600,000 are restricted and can only be transferred and voted by Mr. Brovenick if an earnings target is met. Also includes 2,000,000 shares issuable upon exercise of outstanding warrants.

(2) The Tucker family is comprised of Michelle Tucker, Leonard Miles Tucker, her husband, and their minor daughters Shayna and Montana. Includes 9,575,000 class A warrants and 10,000,000 class B warrants. Does not include shares owned by Blue Lake Capital Corp.
(3) The Calvo family is comprised of Cyndi Calvo; William A. Calvo, III, her husband; William, Alexander and Edward, their minor sons. All the shares are held by the Calvo Family Spendthrift Trust. As described under Description of Securities below, excludes 80,000 shares of Class A Nonvoting Convertible Preferred Stock that are convertible into 8,000,000 shares of common stock subject to certain restrictions and 95,750 class E warrants and 100,000 class F warrants that are exercisable into an 195,750 shares of Class A Nonvoting Convertible Preferred Stock which is then convertible into 19,570,500 shares of common stock.
(4) Blue Lake Capital Corp., a Florida corporation, for which Michelle Tucker serves as president and director, may be deemed an affiliate of the Tucker Family Spendthrift Trust. Does not include shares held by the Tucker Family Spendthrift Trust.
(5) Includes 200,790 shares owned by Mr. Adelstein and 265,204 shares owned by A.U.W. Inc., a corporation owned by Mr. Adelstein. Also includes 360,000 class C warrants exercisable at $.10 per share.

                              SELLING SHAREHOLDERS

            In December 2001, we completed a private placement to two accredited investors in which we issued an aggregate of 10,937,500 shares of common stock, class A warrants entitling the holders to purchase up to 20,000,000 shares of our common stock at an exercise price of $0.10 per share, and, class B warrants entitling the holders to purchase up to 20,000,000 shares of our common stock at an exercise price of $0.20 per share. We agreed to file a registration statement with the SEC to permit the public resale of the shares of our common stock issuable upon the exercise of the warrants as soon as possible after the closing date of the transaction. An aggregate of 1,000,000 shares is also being included for the employees and consultants listed below.

The following table sets forth

o   the name of each selling security holder,
o the number of shares owned, which includes warrants that may be exercised and shares of preferred stock that may be converted, and
o the number of shares being registered for resale by each selling security holder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby. If all the shares offered hereby are sold, the selling security holders will not own any shares after the offering.

                                      Number of Shares    % Owned                         Number of       % Owned
                                        Owned Before       Before                        Shares Owned      After
Name of Selling Shareholder               Offering        Offering    Shares Offered    After Offering    Offering
---------------------------           ---------------     --------    --------------    --------------    --------
Tucker Family Spendthrift Trust         27,009,282          47.0%      19,575,000        7,434,282           8.5%
Calvo Family Spendthrift Trust          29,257,825(1)       51.0       19,575,000(1)     9,682,825(1)       11.1
Tammi Snider                             1,265,880           3.3        1,265,880                -             -
Todd Adelstein                           1,554,000           4.1        1,554,000                -             -
Steven Adelstein                           825,204           2.2          360,000          465,204           1.2
Gus Guilbert, Jr.                           88,000             *           88,000                -             *
Chesterbrook Partners                      218,000             *          218,000                -             -
Martin Berns                               410,000           1.1          410,000                -             -
Eric Jacobs                                250,000             *          250,000                -             -
Adam Wasserman                              75,000             *           75,000                -             -
Andrea Karsch                               50,000             *           50,000                -             -
John Olive                                  50,000             *           50,000                -             -
Alfred Harrison                            100,000             *          100,000                -             -

Mitchell Hershey                            50,000             *           50,000                -             -
Justin Brovenick                           100,000             *          100,000                -             -
Tino Amoroso                                41,500             *           41,500                -             -
Karen Amoroso                               41,500             *           41,500                -             -
Mark Shia                                   50,000             *           50,000                -             -
Jonathan Bloom                             300,000             *          300,000                -             -
Brett Finkelstein                        1,250,000           3.3        1,250,000                -             -
Glen Chwatt                              1,250,000           3.3        1,250,000                -             -
Jeff Klein                                  25,000             *           25,000                -             -
Market Watch Corporation                   750,000           2.0          750,000                -             -
Andrew Rose                                 50,000             *           50,000                -             -
Daniel Mendecino                            30,000             *           30,000                -             -
Matthew Sarnelli                            10,000             *           10,000                -             -
Myrna Brenner                                1,500             *            1,500                -             -
Joan Decker                                  1,500             *            1,500                -             -
Pam Evans                                    1,500             *            1,500                -             -
Beatrice Fiske                               1,500             *            1,500                -             -
Jennifer Flohr                               1,500             *            1,500                -             -
Susan Flohr                                  1,500             *            1,500                -             -
Madelina Frontera                            1,500             *            1,500                -             -
Geneva Garcia                                1,500             *            1,500                -             -
Cora Hutchinson                              1,500             *            1,500                -             -
Christina Kingsbury                          1,500             *            1,500                -             -
David Kuritz                                 1,500             *            1,500                -             -
Debbie Marrero                               1,500             *            1,500                -             -
Colleen O'Toole                              1,500             *            1,500                -             -
Sergiline Python                             1,500             *            1,500                -             -
Jeanette Santiago                            1,500             *            1,500                -             -
Suhaill Santiago                             1,500             *            1,500                -             -
Kimberly Thompson                            1,500             *            1,500                -             -
William Whittenberger                        1,500             *            1,500                -             -

         Total                                                         47,545,880

-----------
* Less than 1%

(1) Assumes conversion of all shares of Class A Nonvoting Convertible Preferred Stock and class E and F warrants into common stock. The preferred stock and warrants have restrictions against the amount of shares of common stock that the holder may hold at any given time.

            We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                            DESCRIPTION OF SECURITIES

         Our articles of incorporation, as amended, authorize us to issue 100,000,000 shares of common stock, $0.005 par value per share, and 5,000,000 shares of preferred stock, $0.005 par value per share, the attributes of which are to be determined prior to issuance by the board of directors. As May 29, 2002, 37,983,380 shares of common stock and no shares of preferred stock were outstanding.

COMMON STOCK

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders and have no cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore. In the event of the liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock offered hereby will also be fully paid and non-assessable.

PREFERRED STOCK

         The preferred stock may be issued in classes and series, and shares of each class and series will have such rights and the board of directors in the resolutions authorizing the issuance of that particular series fixes preferences as. In designating any series of preferred stock, the board of directors may, without further action by the holders of common stock:

o   fix the number of shares constituting that series, and

o fix the dividend rights, dividend rates, conversion rights, voting rights (which may be greater or lesser than the voting rights of the common stock), and

o fix the rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences.

         The holders of any preferred stock, when and if issued, are expected to have priority claims to dividends and to any distribution upon liquidation, and they may have other preferences over the holders of the common stock.

         The board of directors may issue series of preferred stock without action by our shareholders. Accordingly, the issuance of preferred stock may adversely affect the rights of the holders of the common stock. In addition, the issuance of preferred stock may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preferred stock may dilute the voting power of holders of common stock One example of this dilution would be the issuance of preferred stock with super-voting rights. The issuance of preferred stock may render more difficult the removal of current management, even if such removal may be in the shareholders' best interest. We have no current plans to issue any additional preferred stock.

SERIES A NONVOTING CONVERTIBLE PREFERRED STOCK

            On May 17, 2002, our board of directors adopted a certificate of amendment for 300,000 shares of the 5,000,000 shares of preferred stock designating it as Class A Non-Voting Convertible class A preferred stock or class A preferred stock. The holder of shares of the class A preferred stock will be entitled to all dividends declared by the board of directors at a rate per share 100 times that paid per share of common stock, and will be entitled to convert each share of class A preferred stock for 100 shares of common stock, subject to adjustment upon the occurrence of certain events as specified in the Certificate of Designation, but only to the extent that the aggregate number of shares of common stock held by the holder and any other person with whom the holder must aggregate shares is less than 5% of our outstanding common stock so that the holder will not be deemed to have "control" within the meaning of SEC rules. The Certificate of Designation further provides:

o for liquidation rights that treat one share of class A preferred stock as if it were 100 shares of common stock in the event of our liquidation, dissolution or winding up;

o   that the class A preferred stock will have no voting rights; and

o that no holder of class A preferred stock may serve as an officer or director, or serve in any capacity with IBX that would render such person a "control person" within the meaning of the Securities Act or the Exchange Act.

         Effective May 29, 2002, we entered into an Exchange Agreement with the Calvo Family Spendthrift Trust pursuant to which the trust exchanged 8,000,000 of the 9,682,325 shares of common stock it currently holds for 80,000 shares of the non-voting class A preferred stock . The agreement provides that the trust cannot own 5% or more of our voting securities. The exchange will be effected in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. We determined to enter into the Exchange Agreement since William
A. Calvo, a beneficiary of the trust, recently was found guilty of violating
Section 5 of the Securities Act by reselling, or by being a necessary or substantial participant in the resale of, unregistered Systems of Excellence shares, and that Diversified Corporate Consulting Group, a limited liability company of which Mr. Calvo was a member, had violated Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act with respect to the fraudulent and manipulative trading in Systems of Excellence shares. The conversion into the class A preferred stock will help us to limit any control that Mr. Calvo may have over IBX.

WARRANTS

At June 7, 2002, we had outstanding the following warrants:

CLASS   NUMBER OUTSTANDING    EXERCISE PRICE    EXPIRATION DATE
-----   ------------------    --------------    ---------------
A                9,575,000         $.10         One year from the effective date
                                                of this registration statement
B               10,000,000         $.20         One year from the effective date
                                                of this registration statement
C                2,000,000         $.10         December 15, 2006
D                2,000,000         $.20         December 31, 2003
E                9,575,000         $.10         One year from the effective date
                                                of this registration statement
F               10,000,000         $.20         One year from the effective date
                                                of this registration statement
Other              250,000         $.50         December 31, 2006
Total           43,400,000

The class E and F warrants are only exercisable to the Series A Nonvoting Preferred Stock. This preferred stock is convertible on the terms set forth above. The shares underlying all of the warrants have been included in this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

         37,983,380 shares of common stock are expected to be outstanding on the date of this prospectus and an additional 43,400,000 shares will be issued if all of the class A, class B and class C warrants and other warrants are exercised. All of the 47,545,880 shares that may be sold pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares issued to our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the provisions of Rule 144 described below. In general, our affiliates are any persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with us.

         Of the 37,983,380 shares of common stock outstanding as of the date of this prospectus and the 8,000,000 shares issuable upon conversion of the Class A Nonvoting Convertible Preferred Stock, approximately 35,000,000 of which are held by our affiliates and will be restricted securities as that term is defined in Rule 144. These restricted shares may only be sold if they are registered under the Securities Act or are exempt from such registration requirements.

         11,550,000 of these shares, which are held by our executive officers and directors will become eligible for resale under Rule 144, subject to the volume, manner of sale and notice requirements of the Rule, during September 2002. The shares held by the Tucker Spendthrift Family Trust and the Calvo Spendthrift Family Trust issued upon conversion of the bond are currently become eligible for resale under Rule 144 and the 10,937,500 shares issued in the private placement will become eligible for sale in December 2002.

RULE 144

         In general, under Securities Act Rule 144, a shareholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of 1% of the then outstanding shares of common stock, approximately 450,000 shares immediately on the date of this prospectus, or the average weekly reported trading volume in the common stock during the four calendar weeks preceding filing of a notice on Form 144 with respect to the sale.

         In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about us must be available. Under Rule 144(k), a shareholder who is not currently and who has not been for at least three months before the sale an affiliate and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements.

DIVIDEND POLICY

         PriMed has never declared or paid any cash dividends on our capital stock. PriMed currently intends to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business condition and other factors that our board of directors may dem relevant. Our right to declare a dividend is not limited by any restrictive covenant, contract or agreement.

TRANSFER AGENT & REGISTRAR

         The transfer agent and registrar for our common stock is Stock Trans, Inc., 7 West Lancaster Avenue, Ardmore, Pennsylvania, 19003.

PENNY STOCK RULES

         The SEC has adopted a rule that defines a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

o that a broker or dealer approve a person's account for transactions in penny stocks; and
o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

         To approve a person's account for transactions in penny stocks, the broker or dealer must:

o obtain financial information and investment experience and objectives of the person; and
o make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

o sets forth the basis on which the broker or dealer made the suitability determination; and
o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our certificate of incorporation and bylaws, however, provide, that the officers and directors will have no liability to the shareholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. As a result, a shareholder may have more limited right to action than he would have had if such provision were not present. Our certificate of incorporation and bylaws also provide for us to indemnify the officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct the internal affairs, provided that in connection with these reasonably believe to be in, or not opposed to, our best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

ANTI-TAKEOVER PROVISIONS

Anti-Takeover Legislation

         Florida has enacted legislation that may deter or hinder takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges:

o   at least 20% but less than 33-1/3% of all voting power;

o   at least 33-1/3% but less than a majority of all voting power; or

o   a majority or more of all voting power.

The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and our Articles and Bylaws also authorize Andrx to indemnify our directors, officers, employees and agents. In addition, our Articles and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors breach their fiduciary duties, and such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

AUTHORIZED AND UNISSUED STOCK

         The authorized but unissued shares of our common are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with our board of directors' desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

         The existence of authorized but unissued and unreserved shares of preferred stock may enable the board of directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be distributed from time to time by the selling shareholders including in one or more transactions that may take place on the over-the-counter market from time to time. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of securities.

         The selling shareholders may sell the securities in one or more of the following methods:

o on the OTC Bulletin Board in the over-the-counter market or on such exchanges on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

o in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates; or

o through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares.

         In making sales, brokers or dealers used by the selling shareholders may arrange for other brokers or dealers to participate. The selling shareholders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of a selling shareholder, to the extent required, a prospectus is to delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling shareholder, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

         We have told the selling shareholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

                               OPINION OF COUNSEL

         The validity of the shares of common stock offered through this prospectus will be passed on by Sachs, Sax & Klein, P.A. A copy of their legal opinion is included as an exhibit to the Registration Statement.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 2001 and for the year ended December 31, 2001 have been audited by Salberg & Company, P.A., independent certified public accountants . We have included our consolidated financial statements in this prospectus in reliance on the report of Salberg & Company, P.A., given on their authority as experts in auditing and accounting.

         Our financial statements for the year ended December 31, 2000 have been audited by Daszkal Bolton LLP, independent certified public accountants . We have included our financial statements in this prospectus in reliance on the report of Daszkal Bolton LLP, given on their authority as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock to be distributed in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to IBX and the common stock to be distributed in this offering, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules filed with it, may be inspected without charge at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0300 for further information on the operation of the public reference rooms. The SEC also maintains a web site that contains registration statements, report, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC at http://www.sec.gov.

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, file annual reports containing consolidated financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC public reference room and the SEC's web site. We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus, excluding exhibits unless those exhibits are specifically incorporated by reference into the documents requested. Please direct such requests to President, IBX Group, Inc., 350 NW 12the Avenue, Deerfield Beach, Florida 33442.

                          INDEX TO FINANCIAL STATEMENTS



                                                                            PAGE

Report of Independent Accountants..........................................  F-2

Consolidated Balance Sheets as of December 31, 2001........................  F-4

Consolidated Statements of Operations for the
    Years Ended December 31, 2001 and 2000.................................  F-5

Consolidated Statements of Changes in Stockholders' Equity
    for the Years Ended December 31, 2001 and 2000.........................  F-6

Consolidated Statements of Cash Flows for the
    Years Ended December 31, 2001 and 2000.................................  F-7

Notes to Consolidated Financial Statements.......................... F-8 to F-20

Balance Sheet as of March 31, 2002 (Unaudited)............................. F-21

Consolidated Statements of Operations for the
    Three Months Ended March 31, 2002 and 2001............................. F-22

Consolidated Statements of Cash Flows for the
    Three Months Ended March 31, 2002 and 2001............................. F-23

Notes to Financial Statements...................................... F-24 to F-27

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders:
IBX Group, Inc.

We have audited the accompanying consolidated balance sheet of IBX Group, Inc. and Subsidiary as of December 31, 2001, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements as of December 31, 2000 were audited by other auditors whose report dated August 31, 2001 on those statements included an explanatory paragraph describing conditions that raised substantial doubt about the Company's ability to continue as a going concern.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IBX Group, Inc. and Subsidiary, as of December 31, 2001, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company experienced a loss from operations totaling $2,978,671 since inception, has cash used in operations of $175,741 in 2001, has a working capital deficiency of $2,870,224 at December 31, 2001 and is in default on a loan payable and on an Internal Revenue Service installment agreement. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 15, 2002

                       DASZKAL BOLTON MANELA DEVLIN & CO.
                          CERTIFIED PUBLIC ACCOUNTANTS
                   A PARTNERSHIP OF PROFESSIONAL ASSOCIATIONS

       2401 N.W. BOCA RATON BOULEVARD, SUITE 100 BOCA RATON, FLORIDA 33431
                   TELEPHONE (561) 367-1040 FAX (561) 750-3236

JEFFREY A. BOLTON, CPA, P.A.                    MEMBER OF THE AMERICAN INSTITUTE
MICHAEL I. DASZKAL, CPA, P.A.                    OF CERTIFIED PUBLIC ACCOUNTANTS
ROBERT A. MANELA, CPA, P.A.
TIMOTHY R. DEVLIN. CPA, P.A.
MICHAEL S. KRIDEL, CPA, P.A.



                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders PriMed Technologies, LC PriMed Technologies, Inc.

We have audited the accompanying statements of operations, changes in stockholders' deficit and cash flows of PriMed Technologies for the year December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and its cash flows for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company experienced a loss from operations in 2000 and 1999 and had negative cash flows form operations for the periods ended December 31, 2000 and 1999. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are described in Note 10. The financial statements do not include any adjustments that might result form the outcome of this uncertainty.

                                        /S/ DASZKAL BOLTON MANELA DEVLIN & CO.


Boca Raton, Florida
August 31, 2001

                         IBX GROUP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                               December 31, 2001

                                     ASSETS

Current assets:
   Cash ......................................................      $     2,191
   Accounts receivable, net of allowance
     for doubtful accounts of $41,112 ........................          111,081
   Other current assets ......................................           15,757
                                                                    -----------

     Total current assets ....................................          129,029

Property and equipment, net ..................................          311,970
                                                                    -----------

     Total assets ............................................      $   440,999
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Loans payable .............................................      $ 1,212,096
   Checks outstanding in excess of bank balances .............          134,235
   Accounts payable ..........................................          375,466
   Accrued expenses ..........................................          208,752
   Payroll taxes payable .....................................          514,726
   Customer deposits .........................................          363,848
   Due to related party ......................................          190,130
                                                                    -----------

     Total current liabilities ...............................        2,999,253

Long-term debt, net of current portion .......................           90,588
                                                                    -----------

     Total liabilities .......................................        3,089,841
                                                                    -----------
Commitments and contingencies

Stockholders' deficit:
   Preferred Stock, $0.005 par value; 5,000,000
     authorized shares; none issued and outstanding ..........                -
   Common stock ($0.005 par value;
     100,000,000 authorized shares
     41,837,500 shares issued and outstanding) ...............          209,189
   Common stock issuable (2,000,000 shares) ..................           10,000
   Additional paid-in capital ................................          250,489
   Accumulated deficit .......................................       (2,978,671)
   Less: Deferred compensation and consulting ................         (139,849)
                                                                    -----------

     Total stockholders' deficit .............................       (2,648,842)
                                                                    -----------

     Total liabilities and stockholders' deficit .............      $   440,999
                                                                    ===========

          See accompanying notes to consolidated financial statements.

                         IBX GROUP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        For the Year Ended
                                                           December 31,
                                                   ----------------------------
                                                       2001            2000
                                                   ------------    ------------

REVENUES .......................................   $  1,885,322    $  1,246,099
                                                   ------------    ------------

OPERATING EXPENSES:
    Salaries and payroll taxes .................      1,052,357         799,392
    Depreciation and amortization ..............        681,307         130,800
    Professional fees ..........................        245,673          96,049
    Rent .......................................        230,761         208,428
    Other selling, general and administrative ..        703,441         564,246
                                                   ------------    ------------

        Total Operating Expenses ...............      2,913,539       1,798,915
                                                   ------------    ------------

LOSS FROM OPERATIONS ...........................     (1,028,217)       (552,816)
                                                   ------------    ------------

OTHER EXPENSES:
    Settlement expense .........................       (188,834)              -
    Interest expense ...........................       (325,174)       (238,385)
                                                   ------------    ------------

        Total Other Expenses ...................       (514,008)       (238,385)
                                                   ------------    ------------

NET LOSS .......................................   $ (1,542,225)   $   (791,201)
                                                   ============    ============

BASIC AND DILUTED:
      Net Loss Per Common Share: ...............   $      (0.12)   $      (0.07)
                                                   ============    ============

      Weighted Common Shares Outstanding .......     13,150,262      11,550,000
                                                   ============    ============

          See accompanying notes to consolidated financial statements.

                         IBX GROUP, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 For the Years Ended December 31, 2001 and 2000

                                                                                                       DEFERRED
                                COMMON STOCK       COMMON STOCK ISSUABLE  ADDITIONAL                 COMPENSATION
                            ---------------------   -------------------    PAID-IN     ACCUMULATED       AND
                              SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT      CONSULTING      TOTAL
                            ----------   --------   ---------   -------   ----------   ------------   ----------   ------------
Balance at
  January 1, 2000 .......   11,550,000   $ 57,750           -   $     -   $ (57,550)   $  (645,245)   $       -    $  (645,045)

Net loss for the year ...            -          -           -         -           -       (791,201)           -       (791,201)
                            ----------   --------   ---------   -------   ---------    -----------    ---------    -----------

Balance at
  December 31, 2000 .....   11,550,000     57,750           -         -     (57,550)    (1,436,446)           -     (1,436,246)

Recapitalization
  of company ............    2,637,500     13,188           -         -    (181,188)             -            -       (168,000)

Contributed capital .....            -          -           -         -      93,000              -            -         93,000

Sale of common stock ....   10,937,500     54,688           -         -     145,312              -            -        200,000

Common shares issued
  for debt ..............   10,062,500     50,313           -         -     133,687              -            -        184,000

Contingently returnable
  common shares issued
  for services to officer    6,600,000     33,000           -         -      87,686              -     (120,686)             -

Common stock issued
  for services to vendor        50,000        250           -         -         664              -            -            914

Common stock
  issuable for services .            -          -   2,000,000    10,000      28,878              -      (20,593)        18,285

Amortization of
  deferred compensation .            -          -           -         -           -              -        1,430          1,430

Net loss for the year ...            -          -           -         -           -     (1,542,225)           -     (1,542,225)
                            ----------   --------   ---------   -------   ---------    -----------    ---------    -----------

Balance at
  December 31, 2001 .....   41,837,500   $209,189   2,000,000   $10,000   $ 250,489    $(2,978,671)   $(139,849)   $(2,648,842)
                            ==========   ========   =========   =======   =========    ===========    =========    ===========

          See accompanying notes to consolidated financial statements.

                         IBX GROUP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             For the Years
                                                           Ended December 31,
                                                        ------------------------
                                                            2001         2000
                                                        ------------  ----------
Cash flows from operating activities:
  Net loss ...........................................  $(1,542,225)  $(791,201)
  Adjustments to reconcile net loss to net cash
  used in (provided by) operating activities:
    Depreciation and amortization ....................      681,307     130,800
    Gain on sale of equipment ........................            -      (1,935)
    Non-cash compensation and consulting expense .....       20,629           -
    Bad debt expense .................................       25,612           -

    (Increase) decrease in:
      Accounts receivable ............................      (71,947)     25,434
      Other current assets ...........................      (14,157)     (1,600)

    Increase (decrease) in:
      Accounts payable ...............................       28,889     108,615
      Accrued expenses ...............................      103,882     203,202
      Payroll taxes payable ..........................      203,295     238,056
      Customer deposits ..............................      114,515     167,746
      Interest payable ...............................      274,459     230,222
                                                        -----------   ---------

Net cash (used in) provided by operating activities ..     (175,741)    309,339
                                                        -----------   ---------
Cash flows from investing activities:
  Proceeds from sale of equipment ....................            -       4,334
  Software costs and licenses ........................            -    (445,850)
  Purchase of property and equipment .................      (79,783)    (48,006)
                                                        -----------   ---------

Net cash used in investing activities ................      (79,783)   (489,522)
                                                        -----------   ---------
Cash flows from financing activities:
  Proceeds from sale of common stock .................      200,000           -
  Checks outstanding in excess of bank balances ......      101,746      32,489
  Payments on loans ..................................     (202,500)    (55,000)
  Proceeds from loans ................................       92,000           -
  Proceeds from advances from related party ..........       66,469     191,188
                                                        -----------   ---------

Net cash provided by financing activities ............      257,715     168,677
                                                        -----------   ---------

Net increase (decrease) in cash ......................        2,191     (11,506)

Cash at beginning of period ..........................            -      11,506
                                                        -----------   ---------

Cash at end of period ................................  $     2,191   $       -
                                                        ===========   =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for:
  Interest ...........................................  $    28,000   $       -
                                                        ===========   =========
  Income Taxes .......................................  $         -   $       -
                                                        ===========   =========

NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Liabilities assumed in connection with acquisition .  $   168,000   $       -
                                                        ===========   =========
  Loan payable-related party contributed to capital ..  $    93,000   $       -
                                                        ===========   =========
  Common stock issued for debt .......................  $   184,000   $       -
                                                        ===========   =========
  Common stock issued and issuable for future services  $   141,279   $       -
                                                        ===========   =========

           See accompaning notes to consolidated financial statements.

                         IBX GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

IBX Group, Inc. (the "Company") was organized under the laws of the state of Florida in July 1997 as Vidkid Distribution, Inc. ("Vidkid"). On September 25, 2001 (the "acquisition date"), the Company acquired all of the outstanding capital stock of PriMed Technologies, Inc., a Florida corporation ("PriMed"). PriMed was organized under the laws of the State of Florida on February 4, 1999 as a limited liability company and reorganized as a corporation on January 1, 2000. PriMed was acquired in a stock-for-stock transaction in which PriMed's shareholders received approximately 81% of the outstanding common stock of Vidkid on a fully diluted basis. Under the Agreement, Vidkid issued 11,550,000 shares of its common stock in exchange for each and every share of common stock of PriMed and Vidkid's name was changed to IBX Group, Inc.

The Company is engaged in providing administrative services (accounting, billing and collection, claims processing, information management), network support and maintenance to clients predominantly in the healthcare sector. In addition, the Company has developed proprietary software and applications with interactive web-enabled multimedia capabilities with which the Company will develop new markets and lines of business.

For financial accounting purposes, the exchange of stock was treated as a recapitalization of PriMed with the former shareholder's of Vidkid retaining 2,637,500 or approximately 19% of the outstanding stock. The stockholders' equity section reflects the change in the capital structure of PriMed due to the recapitalization and the consolidated financial statements reflect the operations of PriMed for the periods presented and the operations of IBX Group, Inc. from the acquisition date.

All of the common shares of the company held by 2 officers, which aggregate 11,550,000 shares, and the assets of PriMed are subject to a creditor's lien. The loan to this creditor was in default at December 31, 2001 (see Note 4). Failure to comply with the terms and conditions of the PriMed loan documents could result in a default and the forfeiture of the PriMed Shares to the lender.

On December 19, 2001, the Company settled litigation involving its wholly owned subsidiary, PriMed Technologies, Inc., a Florida corporation ("PriMed"), as a result of which, a material change in control has occurred. During the period from January 17, 2001 to April 3, 2001, a third party advanced the Company $92,000 pursuant to a consulting agreement which stated the Company would issue convertible bonds which are convertible at a 50% of the fair market value of the common stock to be measured as stipulated in the agreement. Pursuant to the terms of the settlement, all of the Bondholders who purchased $92,000 worth of the Bonds converted their Bonds into 10,062,500 shares of the Company's common stock (see Note 6).

PRINCIPLES OF CONSOLIDATION

The consolidated statements include the accounts of IBX Group, Inc. and its wholly owned subsidiary. All significant inter-company balances and transactions have been eliminated.

                         IBX GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all cash and other demand deposits to be cash and cash equivalents. As of December 31, 2001 and 2000, the Company had no cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, and notes payable approximate their fair market value based on the short-term maturity of these instruments.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are being depreciated using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are stated at cost and are being amortized over the lesser of the term of the lease or the estimated useful life of the asset. When assets are retired or otherwise disposed of, the costs and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that extend the useful lives of assets are capitalized.

REVENUE RECOGNITION

The Company's current revenue is primarily derived from the administrative services. Software application revenue (from licensing) is recognized in accordance with the terms of the specific agreements, paid upon completion and delivery. Maintenance and support revenues are recognized over the term of the related agreements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

ADVERTISING

Advertising costs are expensed when incurred.

                         IBX GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LONG-LIVED ASSETS

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of its carrying amount, including the unamortized intangible assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value. The Company assesses the recoverability of intangible assets as well as long-lived assets by determining whether the unamortized balances can be recovered through undiscounted future results of the operation or asset.

INCOME TAXES

Income taxes are accounted for under the asset and liability method of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes ("SFAS 109"). Under SFAS 109 deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

STOCK-BASED COMPENSATION

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.

The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

                         IBX GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOSS PER COMMON SHARE

Basic earnings per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Diluted loss per common share is not presented because it is anti-dilutive due to the Company's net loss. Basic and dilutive EPS does not include the effect of the 6,600,000 contingently returnable shares (see Note 6-Stockholders' Deficit) as they are not considered outstanding for EPS purposes.

RECENT PRONOUNCEMENTS

Statement No. 141 "Business Combinations" ("SFAS 141") establishes revised standards for accounting for business combinations. Specifically, the statement eliminates the pooling method, provides new guidance for recognizing intangible assets arising in a business combination, and calls for disclosure of considerably more information about a business combination. This statement is effective for business combinations initiated on or after July 1, 2001. The adoption of this pronouncement on July 1, 2001 did not have a material effect on the Company's financial position, results of operations or liquidity.

Statement No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") provides new guidance concerning the accounting for the acquisition of intangibles, except those acquired in a business combination, which is subject to SFAS 141, and the manner in which intangibles and goodwill should be accounting for subsequent to their initial recognition. Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method. Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs. This statement is effective for all fiscal years beginning after December 15, 2001. The Company believes that the future implementation of SFAS 142 on January 1, 2002 will not have a material effect on the Company's financial position, results of operations or liquidity.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material impact on the Company's consolidated financial statements.

                         IBX GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT PRONOUNCEMENTS (CONTINUED)

Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" supercedes Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS 144 provides additional implementation guidance. SFAS 144 excludes goodwill and intangibles not being amortized among other exclusions. SFAS 144 also supercedes the provisions of APB 30, "Reporting the Results of Operations", pertaining to discontinued operations. Separate reporting of a discontinued operation is still required, but SFAS 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS 131, Disclosures about Segments of an Enterprise and Related Information.

SFAS 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The Company believes that the future implementation of SFAS 144 will not have a material effect on the Company's financial position, results of operations or liquidity.

RECLASSIFICATIONS

Certain amounts previously reported in 2000 have been reclassified to conform to the 2001 presentation.

NOTE 2 - PROPERTY AND EQUIPMENT

At December 31, 2001, property and equipment consisted of the following:

Computer equipment and software   $ 361,742
Furniture and office equipment       75,243
Leasehold improvements ........     152,383
                                  ---------
                                    589,368

Less accumulated depreciation .    (277,398)
                                  ---------
Total                             $ 311,970
                                  =========

Depreciation expense for the years ended December 31, 2001 and 2000 was $117,878 and $100,187, respectively.

                         IBX GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

NOTE 3 - SOFTWARE DEVELOPMENT COSTS

Under the criteria set forth in SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. Capitalized software development costs are amortized utilizing the straight-line method over the estimated economic life of the software not to exceed three years.

As of December 31, 2000, such capitalizable software development costs were approximately $598,000, including $45,411 of capitalized interest expense. These costs were being amortized over a period of three years. For the year ended December 31, 2001 and 2000, amortization expense amounted to $199,332 and $30,613, respectively. The Company regularly reviews the carrying value of software development assets and a loss is recognized when the unamortized costs are deemed unrecoverable based on the estimated cash flows to be generated from the applicable software. As of December 31, 2001, the Company determined that the carrying value of its software development was impaired since the software has not generated revenues and future positive cash flows could not be estimated. Accordingly, the Company wrote off all remaining capitalized software costs of $364,097 to amortization expense.

NOTE 4 - NOTES PAYABLE

The Company's borrowings consisted of the following at December 31, 2001:

Loan payable to a third party.  The loan accrues no interest and is payable in monthly  installments of $1,000  beginning
November 1, 2001 for 24 months.  Beginning  November 1, 2003 and  continuing  monthly  thereafter,  the Company shall pay
$3,500  per  month   until   paid  in  full.   The  loan  is
uncollateralized. ..................................................$   104,588

Loan   payable   to  an   individual,   payable  in  various
installments. The loan payable includes accrued interest and is collateralized by the assets of the Company and by shares of common stock held by certain  principal  stockholders and at December 31, 2001, is in default. See (a) below. ................  1,198,096

                                                                    ------------
                                                                      1,302,684

Less: Current portion of loans payable ............................. (1,212,096)
                                                                    ------------
Total ..............................................................$    90,588
                                                                    ============

                         IBX GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

NOTE 4 - NOTES PAYABLE (CONTINUED)

(a) As of December 31, 2001, the loan payable to an individual amounting $1,198,096 was in default. The officers of the Company have personally guaranteed the loan and have pledged their shares of the Company's common stock as collateral. Additionally, the assets of the Company collateralize the loan. On August 13, 2001, the Company entered into a settlement agreement with this lender whereby the Company agreed to pay to the lender amounts owed of $875,000 plus interest at twenty-five percent (25%) per annum and other fees as follows:

               August 31, 2001 .............   $ 50,000
               September 30, 2001 ..........    200,000
               October 31, 2001 ............     50,000
               November 30, 2001 ...........     50,000
               December 31, 2001 ...........    200,000
               January 31, 2002 ............  Balance due, including interest

As of December 31, 2001, the Company paid $204,500 toward its outstanding balance under the settlement agreement. In addition, the lender has a lien and perfected security interest on 11,550,000 shares of common stock held by certain principal stockholders and is currently holding the stock in escrow pending the payments by the Company.

At December 31, 2001, annual maturities of notes payable was as follows:

                              2002      $1,212,096
                              2003          17,000
                              2004          42,000
                              2005          31,588
                                        ----------

                             Total      $1,302,694
                                        ==========

NOTE 5 - RELATED PARTY TRANSACTIONS

A shareholder/officer of the Company from time to time, advanced funds to the Company for operations. These amounts are non-interest bearing, non-collateralized, and are payable on demand. As of December 31, 2001, amounts due to officers of the Company amounted to $190,130. During 2001, the shareholder/officer contributed $93,000 of advances made to equity of the Company, which has been reflected as additional paid-in capital on the accompanying statement of stockholders' deficit.

At December 31, 2001 the Company assumed the debt of an officer relating to a predecessor company lawsuit. During 2001 the Company recognized settlement expense of $88,834 and a related accrued liability at December 31, 2001 of $27,000.

                         IBX GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

NOTE 6 - STOCKHOLDERS' DEFICIT

COMMON STOCK

On February 19, 2001, the Board of Directors approved an increase in the authorized common shares to 100 million and to increase the Company's authorized preferred shares to 5 million.

During October 2001, the Company issued 50,000 shares of common stock to a consultant for services rendered. The Company valued these common shares at the fair market value on the date of issuance or on the contract date of $914, which has been recorded as consulting expense in the accompanying statement of operations.

During the period from January 17, 2001 and April 3, 2001 a third party advanced the Company $92,000 pursuant to a consulting agreement which stated the Company would issue convertible bonds which are convertible at a 50% of the fair market value of the common stock to be measured as stipulated in the agreement. Pursuant to the terms of the settlement, all of the Bondholders who purchased $92,000 worth of the Bonds converted their Bonds into 10,062,500 shares of the Company's common stock. The common stock was valued at $184,000 on the settlement date resulting in a loss on settlement of $92,000, which was charged to operations.

On December 19, 2001, the Company concluded a private placement of $200,000 in units comprised of an aggregate of 10,937,500 shares of common stock, class A warrants entitling the holders to purchase up to 20,000,000 shares of the Company's common stock, at an exercise price of $0.10 per share; and, class B warrants entitling the holders to purchase up to 20,000,000 shares of the Company's common stock, at an exercise price of $0.20 per share. The class A and B warrants expired on December 31, 2002. The Company is required to file a registration statement registering the shares issuable upon exercise of the warrants.

In connection with an employment agreement, the Company's President has been issued 6,600,000 shares of the Company's common stock, subject to the following restrictions and contingencies: If during the term of the President's employment, the Company has not shown a net pre-tax profit of at least one dollar as determined by the Company's year-end audited financial statements prepared in accordance with generally accepted accounting principles (the "Net Pre-Tax Profit" and "GAAP," respectively), all rights, title and interest in such shares will be forfeited and the President will be required to tender the shares to the Company for cancellation. Until such time as the Company has generated a Net Pre-Tax Profit, the President will have no right to vote the shares nor may he have the right to pledge, encumber, hypothecate or in any way transfer the shares. The Company valued these common shares at the fair market value on the date of issuance or on the contract date of $120,686, which will be charged to operations when earned. Accordingly, the Company has recorded deferred compensation of $120,686 as of December 31, 2001 related to these shares.

                         IBX GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED)

COMMON STOCK

During December 2001, the Company agreed to issue 1,000,000 shares of common stock to employees and consultant for services rendered. The Company valued these common shares at the fair market value on the contract date of $18,285, which has been recorded as compensation of $2,285 and consulting expense of $16,000 in the accompanying statement of operations. As of December 31, 2001, the shares had not been issued. The shares are included in common stock issuable at December 31, 2001.

During November 2001, the Company entered into consulting agreements for investor relation services and business advisory services to be rendered. As compensation for services, the Company shall issue an aggregate of 1,000,000 shares of common stock to these consultants. Under one agreement, 750,000 common shares are to be issued and the term is December 1, 2001 to November 30, 2002. Under the other agreement, 250,000 common shares are to be issued and the term is November 12, 2001 to November 11, 2004. In addition, under this agreement, 250,000 common stock options were granted with an exercise price of $.01 per share expiring in five years. The Company valued these common shares and options at the fair market value on the contract date of $20,593, which will be amortized over the service periods. As of December 31, 2001, the shares had not been issued. The shares are included in common stock issuable at December 31, 2001. Accordingly, the Company has recorded deferred consulting of $19,163 and non-cash compensation of $1,430 as of December 31, 2001 related to these shares and options.

During September 2001, the Company granted options to purchase 250,000 shares of common stock to a director at an exercise price of $.50 per share. These options expire on December 31, 2006. No compensation expense was recognized since the exercise price exceeded the fair market value of the stock on the date of grant.

On December 19, 2001, the Company's President was issued 2,000,000 class C Warrants and 2,000,000 class D Warrants. The class C Warrants are similar to the class A Warrants and the class D Warrants are similar to the Class B Warrants except that the Class D Warrants do not have any registration rights. The President has assigned 1,000,000 Class C Warrants to a director of the Company and 1,000,000 Class C Warrants to non-affiliates of the Company.

In accordance with SFAS 123, for options issued to employees, the Company applies APB Opinion No. 25 and related interpretations in accounting for options issued to employees. Accordingly, no compensation cost has been recognized for options issued as of December 31, 2001 since the exercise price exceeded the fair market value of the common stock. Had compensation cost for the Company's stock-based compensation plan been determined on the fair value at the grant dates for awards under that plan, consistent with Statement of Accounting Statndards No. 123, "Accounting for Stock Based Compensation" (Statement No.
123), the Company's net loss for the year ended December 31, 2001 would not have changed.

A summary of outstanding options and warrants at December 31, 2001 are as follows:
                                      Shares
                      Underlying     Range of       Remaining    Average
                      Options &      Exercise      Contractual   Exercise
                       Warrants       Prices           Life       Price
                      ----------------------------------------   --------
  Outstanding at
  December 31, 2000            -         -              -            -
  Granted .........   44,500,000   $0.01 - $0.50    1-5 years     $ 0.15
  Exercised .......            -         -              -            -
                      ----------   -------------   -----------   --------
  Outstanding at
  December 31, 2001   44,500,000   $0.01 - $0.50    1-5 years     $ 0.15
                      ==========   =============   ===========   ========

                         IBX GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED)

COMMON STOCK (CONTINUED)

The following table summarizes information about stock options and warrants outstanding at December 31, 2001:

                                                         Options and Warrants
             Options and Warrants Outstanding                 Exercisable
    -------------------------------------------------   ----------------------
                   Number       Weighted                  Number
      Range      Outstanding     Average     Weighted   Exercisable   Weighted
       of            at         Remaining    Average        at        Average
     Exercise     December     Contractual   Exercise    December     Exercise
      Price       31, 2001        Life        Price      31, 2001      Price
    ----------   -----------   -----------   --------   -----------   --------
    $   0.50         250,000   5.00 Years    $  0.50        250,000   $  0.50

     0.10-0.20    40,000,000   1.00 Year        0.15     20,000,000      0.15

     0.10-0.20     4,000,000   5.00 Years       0.15      2,000,000      0.15

        0.01        250,000    4.92 Years       0.01        250,000      0.01
                 -----------                 --------   -----------   --------
                  44,500,000                 $  0.15     44,500,000   $  0.15
                 ===========                 ========   ===========   ========

NOTE 7 - INCOME TAXES

There was no current income tax provision for the years ended December 31, 2001 and 2000 due to the Company's net loss. At December 31, 2001, the Company had net operating loss carry forwards of approximately $2,315,000 for income tax purposes, available to offset future taxable income expiring on various dates through 2021. Usage of the net operating losses may be limited due to the Company's change in ownership, which occurred in December 2001. The Company's tax expense differs from the "expected" tax expense for the years ended December 31, 2001 and 2000 (computed by applying the Federal Corporate tax rate of 34 percent to loss before taxes), as follows:

                                          2001          2000
                                       ----------    ----------
  Deferred tax assets:
  Computed "expected" tax expense ..   $(524,357)    $(269,008)
  (benefit)
  State income taxes ...............     (84,822)      (43,516)
  Non-deductible stock based .......       8,148             -
  compensation
  Effect of net operating loss carry     601,031       312,524
  forwards
                                       ----------    ----------
                                               -             -
                                       ==========    ==========

                         IBX GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

NOTE 7 - INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2001 are as follows:

                                     2001
                                  ---------
Deferred tax assets:
Net operating loss carryforward ..$ 914,425
Stock based compensation..........    8,148
                                  ---------

Total gross deferred tax assets     922,573
Less valuation allowance.......... (922,573)
                                  ---------

Net deferred tax assets...........$       -
                                  =========

The valuation allowance at December 31, 2000 was 312,524. The increase during 2001 was $610,049.

In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portions or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income or changes in ownership or business during the periods in which the temporary differences become deductible. Due to the Company's continuing losses and recent change in ownership, it is more likely than not that the deferred tax assets will not be realized.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASE

The Company leases its office facility under various non-cancelable operating leases payable in monthly installments. Total lease expense for the period ended December 31, 2001 and 2000 was $230,761 and $208,428, respectively, net of rent included in capitalized software of $40,000 in 2000.

Future minimum lease payments as of December 31, 2001 are as follows:

                  2002               $ 265,229
                  2003                 274,636
                  2004                 284,752
                  2005                 195,024
       Total future minimum lease    $
                                     ---------
                payments             1,019,641
                                     =========

                         IBX GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

LITIGATION

The Company was party to a legal proceeding with its major creditor. A settlement was reached in December 2000. The Company renegotiated the terms of the settlement agreement and on August 13, 2001, the Company entered into a new settlement agreement relating to this legal action. As of December 31, 2001, principal and accrued interest amounting to $1,212,096 is included in the accompanying consolidated financial statements as a loan payable. As of December 31, 2001, the Company was in default of this settlement agreement

The Company is involved in various claims and legal proceedings brought against the Company arising in the normal course of business. The Company has accrued estimated amounts related to these matters and do not believe that the ultimate outcome will have a materially adverse effect on the Company's financial position, results of operations, or liquidity.

INSTALLMENT AGREEMENT WITH INTERNAL REVENUE SERVICE

The Company entered into an installment agreement with the U.S. Internal Revenue Service (IRS) in March 2001 relating to unpaid payroll taxes. As of December 31, 2001, the Company is in default on this agreement. In event of default, the IRS has the right to file a notice of Federal tax lien. At December 31, 2001, accrued payroll taxes and estimated accrued interest and penalties aggregated $514,726.

EMPLOYMENT AGREEMENT

On December 19, 2001, the Company entered into an employment agreement with its President for a period ending on December 31, 2006. As compensation for his services, the President will receive in year one an annual base compensation of $125,000. Subject to the continuing approval of the Company, the annual base salary in each succeeding year will be equal to at least 110% of the annual base salary from the prior year. Compensation will be paid no less frequently than monthly or in such increments as are regularly paid by the Company to other employees.

In addition to the monthly compensation, the President has been issued 6,600,000 shares of the Company's common stock, subject to certain restrictions and contingencies (see Note 6). Subject to the prior approval of the Company, the President will also be entitled to such other bonuses based upon the Company's performance as determined in the sole and absolute discretion of the Company; will be offered health insurance coverage at no cost to the President; be entitled to participate in such employee benefit programs as are offered by the Company to other employees; be entitled to an annual paid vacation of three weeks per year plus five personal days per year, and any vacation time not used may be accrued to the following year if the President remains employed with the Company. The President will also be reimbursed for out-of-pocket expenses incurred by him in the performance of his job responsibilities. However, any reimbursable expenses in excess of $1,000 must first be approved by the Company.

                         IBX GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

EMPLOYMENT AGREEMENT (CONTINUED)

The initial term of the agreement will commence as of the date of the agreement, and will continue until December 31, 2006. The Company will have the right to terminate the agreement for good cause or by reason of the President's disability on thirty days prior written notice to the President. If such termination is for good cause or by reason of the President's disability, a notice of termination specifying the nature of the good cause or disability, as the case may be, will be given the President. If the President is terminated for any other reason than good cause, the Company will be obligated to pay the President a severance payment of the greater of $100,000 or the remaining sums due under the agreement.

NOTE 9 - CONCENTRATION OF CREDIT RISK

CUSTOMER SALES AND ACCOUNTS RECEIVABLE

The Company sells its services predominantly within Palm Beach, Dade and Broward Counties, Florida. The Company performs ongoing credit evaluations of its customers' financial conditions and, generally, requires no collateral from its customers. The Company's three largest customers accounted for approximately 63% and 64% of sales and approximately 78% and 61% of accounts receivable for the periods ended December 31, 2001 and 2000, respectively.

NOTE 10 - MANAGEMENT'S CONSIDERATION OF GOING CONCERN MATTERS

As reflected in the accompanying consolidated financial statements, the Company incurred net losses since inception of $2,978,671, has cash used in operations of $175,741 in 2001, has a working capital deficiency of $2,870,224 at December 31, 2001, and is in default on a loan payable and on an IRS installment agreement relating to unpaid payroll taxes. The ability of the Company to continue as a going concern is dependent on achieving profitable operations and obtaining additional equity and/or debt financing. In 2001, the Company entered into two contracts with Health Service organizations. The Company is to assist in the recovery and collection of the organizations' significant accounts receivable, and will be compensated as a percentage of the monies collected.

There can be no assurance that the Company's efforts will be successful. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. No estimate has been made should management's plan be unsuccessful.

NOTE 11 - SUBSEQUENT EVENTS

During January through March 2002, the Company received $62,000 in loans from stockholders. In March 2002, the Company received $23,000 in loans from parties related to a director. These loan payable balances are to be applied to the purchase of common stock pursuant to any future exercise of common stock warrants held by such stockholders.

                         IBX GROUP, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                 March 31, 2002
                                   (Unaudited)


                                     ASSETS

Current assets:
  Cash ............................................................ $    17,663
  Accounts receivable, net of allowance for
   doubtful accounts of $41,112 ...................................     376,843
  Other current assets ............................................      53,931
                                                                    -----------

      Total current assets ........................................     448,437

Property and equipment, net .......................................     307,994
                                                                    -----------

      Total assets ................................................ $   756,431
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Loan payable .................................................... $ 1,222,783
  Loans payable - related parties .................................     102,514
  Checks outstanding in excess of bank balances ...................      55,278
  Accounts payable ................................................     525,880
  Accrued expenses ................................................     106,387
  Payroll taxes payable ...........................................     644,854
  Customer deposits ...............................................     580,574
  Due to related party ............................................     162,540
                                                                    -----------

      Total current liabilities ...................................   3,400,810

Long-term debt, net of current portion ............................      87,588
                                                                    -----------

      Total liabilities ...........................................   3,488,398
                                                                    -----------

Commitments and contingencies

Stockholders' deficit:
  Preferred Stock, $0.005 par value; 5,000,000 authorized shares;
    none issued and outstanding ...................................           -
  Common stock ($0.005 par value; 100,000,000 authorized shares
    41,837,500 shares issued and outstanding) .....................     209,189
  Common stock issuable (2,000,000 shares) ........................      10,000
  Additional paid-in capital ......................................     250,489
  Accumulated deficit .............................................  (3,071,831)
  Less: Deferred compensation and consulting ......................    (129,814)
                                                                    -----------

      Total stockholders' deficit .................................  (2,731,967)
                                                                    -----------

      Total liabilities and stockholders' deficit ................. $   756,431
                                                                    ===========

          See accompanying notes to consolidated financial statements.

                         IBX GROUP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       For the Three Months
                                                         Ended March 31,
                                                   ----------------------------
                                                       2002            2001
                                                   ------------    ------------

REVENUES .......................................   $    600,934    $    347,200
                                                   ------------    ------------


OPERATING EXPENSES:
    Salaries and payroll taxes .................        291,332         205,838
    Depreciation and amortization ..............         28,111          77,093
    Professional fees ..........................         53,801          78,359
    Rent .......................................         51,902          64,309
    Other selling, general and administrative ..        189,584         190,688
                                                   ------------    ------------

        Total Operating Expenses ...............        614,730         616,287
                                                   ------------    ------------

LOSS FROM OPERATIONS ...........................        (13,796)       (269,087)
                                                   ------------    ------------

OTHER EXPENSES:
    Settlement expense .........................              -        (100,000)
    Interest expense ...........................        (79,364)       (105,000)
                                                   ------------    ------------

        Total Other Expenses ...................        (79,364)       (205,000)
                                                   ------------    ------------

NET LOSS .......................................   $    (93,160)   $   (474,087)
                                                   ============    ============

BASIC AND DILUTED:
      Net Loss Per Common Share: ...............   $      (0.00)   $      (0.04)
                                                   ============    ============

      Weighted Common Shares Outstanding .......     37,237,500      11,550,000
                                                   ============    ============

          See accompanying note to consolidated financial statements.

                         IBX GROUP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           For the Three Months
                                                             Ended March 31,
                                                          ----------------------
                                                             2002        2001
                                                          ----------  ----------
Cash flows from operating activities:
   Net loss ............................................  $ (93,160)  $(474,087)
   Adjustments to reconcile net loss to net cash
   used in (provided by) operating activities:
     Depreciation and amortization .....................     28,111      77,093
     Non-cash compensation and consulting expense ......     10,035           -

     (Increase) decrease in:
       Accounts receivable .............................   (265,762)    (55,179)
       Other current assets ............................    (38,174)    (37,470)

     Increase (decrease) in:
       Accounts payable ................................    150,414       3,442
       Accrued expenses ................................   (142,365)     14,130
       Payroll taxes payable ...........................    170,128      58,971
       Customer deposits ...............................    216,726      99,241
       Deferred revenue ................................          -      20,000
       Interest payable ................................     55,201      82,634
                                                          ---------   ---------

Net cash (used in) provided by operating activities ....     91,154    (211,225)
                                                          ---------   ---------
Cash flows from investing activities:
   Purchase of property and equipment ..................    (24,135)     (6,758)
                                                          ---------   ---------

Net cash used in investing activities ..................    (24,135)     (6,758)
                                                          ---------   ---------
Cash flows from financing activities:
   Checks outstanding in excess of bank balances .......    (78,957)     37,334
   Payments on loans payable ...........................    (30,000)    (13,500)
   Proceeds from loans - related parties ...............     85,000      92,000
   Proceeds from (payments on) advances
     from related party ................................    (27,590)    102,149
                                                          ---------   ---------

Net cash (used in) provided by financing activities ....    (51,547)    217,983
                                                          ---------   ---------

Net increase in cash ...................................     15,472           -

Cash at beginning of period ............................      2,191           -
                                                          ---------   ---------

Cash at end of period ..................................  $  17,663   $       -
                                                          =========   =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for:
   Interest ............................................  $       -   $       -
                                                          =========   =========
   Income Taxes ........................................  $       -   $       -
                                                          =========   =========

          See accompaning notes to consolidated financial statements.

                         IBX GROUP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 2002
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

IBX Group, Inc. (the "Company") was organized under the laws of the state of Florida in July 1997 as Vidkid Distribution, Inc. ("Vidkid"). On September 25, 2001 (the "acquisition date"), the Company acquired all of the outstanding capital stock of Primed Technologies, Inc., a Florida corporation ("Primed"). Primed was organized under the laws of the State of Florida on February 4, 1999 as a limited liability company and reorganized as a corporation on January 1, 2000. Primed was acquired in a stock-for-stock transaction in which Primed's shareholders received approximately 81% of the outstanding common stock of Vidkid on a fully diluted basis. Under the Agreement, Vidkid issued 11,550,000 shares of its common stock in exchange for each and every share of common stock of Primed and Vidkid's name was changed to IBX Group, Inc.

The Company is engaged in providing administrative services (accounting, billing and collection, claims processing, information management), network support and maintenance to clients predominantly in the healthcare sector. It has developed proprietary software and applications with interactive web-enabled multimedia capabilities.

For financial accounting purposes, the exchange of stock was treated as a recapitalization of Primed with the former shareholder's of Vidkid retaining 2,637,500 or approximately 19% of the outstanding stock. The stockholders' equity section reflects the change in the capital structure of Primed due to the recapitalization and the consolidated financial statements reflect the operations of Primed for the periods presented and the operations of IBX Group, Inc. from the acquisition date.

All of the shares and assets of Primed are subject to a creditor's lien. Failure to comply with the terms and conditions of the Primed loan documents could result in a default and the forfeiture of the Primed Shares to the lender.

The consolidated statements include the accounts of IBX Group, Inc. and its wholly owned subsidiary. All significant inter-company balances and transactions have been eliminated.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying consolidated financial statements for the interim periods are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the consolidated financial position and consolidated operating results for the periods presented. These consolidated financial statements should be read in conjunction with the consolidated financial statements of IBX Group, Inc. for the year ended December 31, 2001 and 2000 and notes thereto contained in the Report on Form 10-KSB as filed with the Securities and Exchange Commission . The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results for the full fiscal year ending December 31, 2002.

                         IBX GROUP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                 March 31, 2002
                                   (UNAUDITED)

NOTE 2 - LOAN PAYABLE

The Company's borrowings consisted of the following at March 31, 2002:

Loan payable to an individual, payable in various
installments. The loan payable includes accrued interest and is collateralized by the assets of the Company and at March
31, 2002, is in default. See (a) below .....................          1,222,783

Less: Current portion of loans payable .....................         (1,222,783)
                                                                    -----------

Total ......................................................        $         -
                                                                    ===========

(a) As of March 31, 2002, the loan payable to an individual amounting $1,222,783 was in default and includes accrued interest payable of $347,783. The officers of the Company have personally guaranteed the loan and have pledged their shares of the Company's common stock as collateral. Additionally, the assets of the Company collateralize the loan.

NOTE 3 - LOANS PAYABLE - RELATED PARTIES

At March 31, 2002, loans payable - related parties consisted of the following:

Loan payable to a company controlled by a director. The loan accrues no interest and is payable in monthly installments
of $1,000 beginning November 1, 2001 for 24 months.
Beginning November 1, 2003 and continuing monthly
thereafter, the Company shall pay $3,500 per month until
paid in full. The loan is uncollateralized. ..........................$ 104,588

Loans payable to majority shareholders of the Company and
other related party (including interest of $514), bearing
interest at prime plus 2% (6.75% at March 31, 2002), secured by assets of the Company and payable on the 365th day
following the date of the loan. ......................................   85,514
                                                                      ---------
                                                                        190,102

Less: Current portion of loans payable ............................... (102,514)
                                                                      ---------

Total ................................................................$  87,588
                                                                      =========

                         IBX GROUP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                 March 31, 2002
                                   (UNAUDITED)

NOTE 4 - INCOME (LOSS) PER SHARE

Basic earnings per share is computed by dividing net loss by weighted average number of shares of common stock outstanding during each period. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Diluted loss per common share is not presented because it is anti-dilutive. At March 31, 2002, there were options and warrants to purchase 44,500,000 shares of common stock, which could potentially dilute future earnings per share.

NOTE 5 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has recently issued several new accounting pronouncements which may apply to the Company.

Statement No. 141 "Business Combinations" ("SFAS 141") establishes revised standards for accounting for business combinations. Specifically, the statement eliminates the pooling method, provides new guidance for recognizing intangible assets arising in a business combination, and calls for disclosure of considerably more information about a business combination. This statement is effective for business combinations initiated on or after July 1, 2001. The adoption of this pronouncement on July 1, 2001 did not have a material effect on the Company's financial position, results of operations or liquidity.

Statement No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") provides new guidance concerning the accounting for the acquisition of intangibles, except those acquired in a business combination, which is subject to SFAS 141, and the manner in which intangibles and goodwill should be accounting for subsequent to their initial recognition. Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method. Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs. This statement is effective for all fiscal years beginning after December 15, 2001. The Company believes that the future implementation of SFAS 142 on January 1, 2002 will not have a material effect on the Company's financial position, results of operations or liquidity.

In June 2001, the FASB also approved for issuance SFAS 143 "Asset Retirement Obligations." SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The Company will adopt the statement effective no later than January 1, 2003, as required. The transition adjustment resulting from the adoption of SFAS 143 will be reported as a cumulative effect of a change in accounting principle. The Company does not believe that the adoption of this statement will have a material effect on its financial position, results of operations or cash flows.

                         IBX GROUP, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                 March 31, 2002
                                   (UNAUDITED)


NOTE 5 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (Continued)

Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" supercedes Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS 144 provides additional implementation guidance. SFAS 144 excludes goodwill and intangibles not being amortized among other exclusions. SFAS 144 also supercedes the provisions of APB 30, "Reporting the Results of Operations", pertaining to discontinued operations. Separate reporting of a discontinued operation is still required, but SFAS 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The Company believes that the future implementation of SFAS 144 on January 1, 2002 will not have a material effect on the Company's financial position, results of operations or liquidity.


NOTE 6 - RELATED PARTY TRANSACTIONS

Certain officers/shareholders of the Company from time to time, advanced funds to the Company for operations. These amounts are non-interest bearing, non-collateralized, and are payable on demand. As of March 31, 2002, amounts due these officers/shareholders of the Company amounted to $162,540.

NOTE 7 - GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company incurred net losses since inception of $3,071,831, has cash provided by operations of $91,154 for the three months ended March 31, 2002, has a working capital deficiency of $2,952,373 at March 31, 2002, and is in default on a loan payable and on an IRS installment agreement relating to unpaid payroll taxes. The ability of the Company to continue as a going concern is dependent on achieving profitable operations and obtaining additional equity and/or debt financing. In 2001, the Company entered into two contracts with Health Service organizations. The Company is to assist in the recovery and collection of the organizations' significant accounts receivable, and will be compensated as a percentage of the monies collected.

There can be no assurance that the Company's efforts will be successful. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. No estimate has been made should management's plan be unsuccessful.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law. We are also a party to indemnification agreements with each of our directors and officers. The Registrant has also agreed to indemnify the selling shareholders named in the Registration Statement against certain liabilities, including liabilities under the Securities Act.

         The bylaws of the registrant provide that, to the fullest extent permitted by applicable law, the registrant shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the registrant or was serving at the request of the registrant.

         The registrant has not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its certificate of incorporation and bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Item                                                                     Amount
----                                                                     -------
SEC registration fee .........................................           $ 1,771
Legal fees and expenses * ....................................           $15,000
Accounting fees and expenses * ...............................           $ 5,000
Blue Sky fees and expenses * .................................           $ 5,000
Transfer Agent & Registrar fees * ............................           $ 1,000
Miscellaneous * ..............................................           $ 2,229
                                                                         -------
Total Estimated Expenses .....................................           $30,000
----------
*        Estimate

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         During the last three years, the Registrant sold the securities listed in the tables below without registration under the Securities Act in reliance on the exemption from registration requirements cited. All transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of that Act and all persons were given sufficient information about the Company to make an informed investment decision .

         In September, 1999, the Company issued 1,331,580 shares of its common stock in full satisfaction of debt in the amount of $146,474 or $0.11 per share to two members of management of the Company and an affiliate. These individuals were sophisticated investors who had sufficient financial resources and the ability to ascertain appropriate information regarding the Company.

         In September 1999, the Company issued 50,000 shares of common stock, valued at $0.11 per share in exchange for professional services provided by an attorney and an accountant in connection with a settlement.

         In October 1999, the Company issued options to purchase 375,000 shares of its common stock exercisable at $0.25 per share and expiring October 2005 to four member of its management.

         In September 2001, the Company issued 11,550,000 shares of common stock to two individuals pursuant to the acquisition of Primed.

         In November 2001, the Company issued 125,000 shares and 125,000 stock options each to two consultants.

         In December 2001, the Company issued 10,062,500 shares to three accredited investors upon conversion of outstanding convertible bonds originally issued by Primed.

         On December 19, 2001, the Company concluded a private placement of $200,000 in units comprised of an aggregate of 10,937,500 shares of common stock, class A warrants entitling the holders to purchase up to 20,000,000 shares of common stock at an exercise price of $0.10 per share; and class B warrants entitling the holders to purchase up to 20,000,000 shares of common stock at an exercise price of $0.20 per share.

         In December 2001, the Company issued 750,000 shares of common stock to Market Watch Corporation as partial payment under a corporate information services agreement.

         In December 2001, the Company issued an aggregate of 1,250,000 shares to 31 persons, all of whom were employees or consultants of the Company, for services rendered.

         In 2001, simultaneous with the private placement described above, Mr. Brovenick was issued 2,000,000 class C warrants with an exercise price of $.10 per share and 2,000,000 class D warrants with an exercise price of $.20 per share. Mr. Brovenick subsequently assigned 1,140,000 of the class C warrants to Steven Adelstein, a director and 500,000 to Mr. Adelstein's adult son. Mr. Adelstein assigned 1,140,000 of these warrants to his adult children.

         In September 2001, Mr. Adelstein was also issued 250,000 options with an exercise price of $.50 per share in 2001 for his service as president of Vidkid.

         In May 2002, we completed the sale of 850,000 shares of common stock for $.10 per share to three accredited investors.

         In May 2002, we issued an aggregate of 1,045,880 shares to one entity in exchange for cancellation of a $104,588 promissory note. This entity subsequently transferred the shares to its four shareholders.

         In May 2002, we issued an aggregate of 250,000 shares upon the exercise of outstanding warrants to two persons.

ITEM 27. EXHIBITS.

(a)      Exhibits Required by Item 601of Regulation S-B

         The exhibits listed below and designated as filed herewith (rather than incorporated by reference) follow the signature page in sequential order.

Designation
of Exhibit
as Set Forth
in Item 601 of
Regulation S-B    Description
--------------    -----------
2.1               Stock Exchange Agreement Dated August 31, 2001 between VidKid
                  Distribution, Inc. and PriMed Technologies, Inc. (1)
3.1               Articles of incorporation (1) (3)
3.2               Bylaws (1)
3.3               Certificate of Amendment of Articles of Incorporation
4.1               Warrant A Agreement (2)
4.2               Warrant B Agreement (2)
4.3               Warrant C Agreement (2)
4.4               Warrant D Agreement (2)

5.1               Opinion of Sachs, Sax & Klein, P.A.
10.1              Settlement Agreement dated as of December 19, 2001 (2).
10.2              Employment Agreement with Evan Brovenick (2)
10.3              Employment Agreement with David Blechman (4)
10.4              Conversion Agreement with Calvo Family Spendthrift Trust
23.1              Consent of Sachs, Sax & Klein, P.A. (included in Exhibit 5.1
23.2              Consent of Salberg & Company, P.A.
23.3              Consent of Daszkal Bolton LLP
24                Power of attorney (included on page II-4)
----------
(1) Incorporated by reference to the registration statement on Form SB-2 (file no. 333-36666)
(2) Incorporated by reference to the Current Report on Form 8-K dated December 19, 2001
(3) Incorporated by reference to the Current Report on Form 8-K dated September 25, 2001
(4) Incorporated by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2001

ITEM 28. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned small business issuer will:

1. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

2. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, IBS Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Deerfield Beach, State of Florida on June 10, 2002.

                                 IBX Group, Inc.

                             By: /s/ Evan Brovenick
                             ----------------------
                                Evan R. Brovenick
                      President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Evan R. Brovenick and Steven Adelstein, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to al intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorneys in fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

    SIGNATURE                              TITLE                       DATE
    ---------                              -----                       ----

/s/ Evan R. Brovenick             Chief Executive Officer,         June 17, 2002
---------------------             President and Director
Evan R. Brovenick

/s/ David Blechman                Director, Vice President,        June 17, 2002
------------------                Treasurer and Secretary
David Blechman

/s/ Alvin Brovenick               Director                         June 17, 2002
-------------------
Alvin Brovenick


/s/ Steven Adelstein              Director                         June 17, 2002
--------------------
Steven Adelstein


/s/ Anthony Joffe                 Director                         June 17, 2002
-----------------
Anthony Joffe


/s/ Jerrold Kaniuk                Director                         June 17, 2002
------------------
Jerrold Kaniuk